Exhibit 10.3

CREDIT AGREEMENT

by and among

As Borrowers:

VESTA INSURANCE GROUP, INC.

As Lender and Secured Party:

FIRST COMMERCIAL BANK

$30,000,000 Revolving Credit Facility

Dated as of February 1, 2003

ARTICLE I

	DEFINITIONS		-1-
	1.1	Defined Terms.	-1-
	1.2	Accounting Terms.	-11-
	1.3	Other Terms; Construction.	-11-

ARTICLE II

	AMOUNT AND TERMS OF THE LOANS		-12-
	2.1	Commitment; Loans.	-12-
	2.2	Borrowings.	-12-
	2.3	Note.	-13-
	2.4	Security.	-13-
	2.5	Termination and Reduction of Commitment.	-13-
	2.6	Mandatory and Voluntary Payments and Prepayments.	-14-
	2.7	Interest.	-14-
	2.8	Method of Payments; Computations.	-15-
	2.9	Recovery of Payments.	-15-
	2.10	Use of Proceeds.	-16-
	2.11	Increased Costs; Change in Circumstances; Illegality; etc.	-16-
	2.12	Taxes.	-17-
	2.13	Non-Usage Fee.	-17-

ARTICLE III

	CONDITIONS OF BORROWING		-18-
	3.1	Conditions to Effectiveness of this Agreement.	-18-
	3.2	Conditions to All Loans.	-20-

ARTICLE IV

	REPRESENTATIONS AND WARRANTIES		-21-
	4.1	Corporate Organization and Power.	-21-
	4.2	Authorization; Enforceability.	-21-
	4.3	No Violation.	-21-
	4.4	Governmental Authorization; Permits.	-22-
	4.5	Litigation.	-22-
	4.6	Taxes.	-22-
	4.7	Subsidiaries.	-23-
	4.8	Full Disclosure.	-23-

(i)

	4.9	Margin Regulations.	-23-
	4.10	No Material Adverse Change.	-23-
	4.11	Financial Matters.	-24-
	4.12	Ownership of Properties.	-25-
	4.13	ERISA.	-25-
	4.14	Environmental Matters.	-25-
	4.15	Compliance With Laws.	-26-
	4.16	Regulated Industries.	-26-
	4.17	Insurance	26-

ARTICLE V

	AFFIRMATIVE COVENANTS		-26-
	5.1	GAAP Financial Statements.	-26-
	5.2	Statutory Financial Statements.	-27-
	5.3	Other Business and Financial Information.	-28-
	5.4	Corporate Existence; Franchises; Maintenance of Properties.	-31-
	5.5	Compliance with Laws.	-31-
	5.6	Payment of Obligations.	-31-
	5.7	Insurance.	-31-
	5.8	Maintenance of Books and Records; Inspection.	-32-
	5.9	Subsidiary Dividends.	-32-
	5.10	Further Assurances.	-32-
	5.11	2002 Financial Statements	-32-

ARTICLE V

	FINANCIAL COVENANTS		-32-
	6.1	Consolidated Net Income.	-33-
	6.2	Debt to Capital Ratio.	-33-
	6.3	Credit Rating.	-33-
	6.4	Minimum GAAP Net Worth.	-33-
	6.5	Interest Coverage Ratio	-33-
	6.6	Risk-Based Capital	-33-

ARTICLE VII

	NEGATIVE COVENANTS		-33-
	7.1	Merger; Consolidation.	-33-
	7.2	Indebtedness.	-33-
	7.3	Liens.	-34-
	7.4	Disposition of Assets.	-36-
	7.5	Transactions with Affiliates.	-37-
	7.6	Lines of Business.	-37-

(ii)

	7.7	Fiscal Year.	-38-
	7.8	Accounting Changes.	-38-
	7.9	Dividends.	-38-

ARTICLE VIII

	EVENTS OF DEFAULT		-38-
	8.1	Events of Default.	-38-
	8.2	Remedies; Termination of Commitment, Acceleration, etc.	-40-
	8.3	Remedies; Set-Off.	-41-

ARTICLE IX

	MISCELLANEOUS		-41-
	9.1	Fees and Expenses.	-41-
	9.2	Indemnification.	-42-
	9.3	Governing Law; Consent to Jurisdiction.	-42-
	9.4	Arbitration; Preservation and Limitation of Remedies.	-43-
	9.5	Notices.	-43-
	9.6	Amendments, Waivers, etc.	-44-
	9.7	Participations.	-44-
	9.8	No Waiver.	-45-
	9.9	Successors and Assigns.	-45-
	9.10	Survival.	-45-
	9.11	Severability.	-46-
	9.12	Construction.	-46-
	9.13	Confidentiality.	-46-
	9.14	Reliance by Lender.	-46-
	9.15	Counterparts.	-46-
	9.16	Entire Agreement.	-46-

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Stock Pledge Agreement
Exhibit C	Form of Notice of Borrowing
Exhibit D-1	Form of Compliance Certificate (for Section 5.1)
Exhibit D-2	Form of Compliance Certificate (for Section 5.2)

SCHEDULES

Schedule 4.3	Subsidiaries Subject to Restrictions or Encumbrance
Schedule 4.4(a)	Approval or Consent for Credit Agreement
Schedule 4.4(b)	Governmental Approvals, Etc.
Schedule 4.5	Litigation Against Borrower
Schedule 4.6	Taxes
Schedule 4.7	Subsidiaries
Schedule 4.11 (a)	Financial Statements Exceptions
Schedule 4.11 (b)	Exceptions Regarding Historical Statutory Statements
Section 4.15	Compliance with Law Exceptions
Schedule 7.3	Existing Liens
[others]

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of the 1st day of February, 2003 (this “Agreement”), is made by and between VESTA INSURANCE GROUP, INC., a Delaware corporation with its principal offices in Birmingham, Alabama (the “Borrower”) and FIRST COMMERCIAL BANK, an Alabama banking corporation (the “Lender”).

R E C I T A L S:

The Borrower has requested that the Lender make available to the Borrower a revolving credit facility of up to $30,000,000, the proceeds of which are to be used for general corporate purposes, including ongoing working capital for the Borrower, all on the terms and subject to the conditions hereinafter set forth.

Lender is willing to make the credit facility available to Borrower on the security of the Collateral (as hereafter defined) for said purposes upon the terms and subject to the conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual provisions, covenants and agreements herein contained, the parties DO HEREBY AGREE as follows:

ARTICLE I

DEFINITIONS

1.1       Defined Terms. For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms shall have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):

“Account Designation Letter” shall mean a letter from Borrower to the Lender, duly completed and signed by an Authorized Officer of Borrower and in form and substance satisfactory to the Lender, listing any one or more accounts to which Borrower may from time to time request the Lender to forward the proceeds of any Loans made hereunder.

“Actual/360 Basis” shall mean a method of computing interest or other charges hereunder on the basis of an assumed year of 360 days for the actual number of days elapsed, meaning that interest or other charges accrued for each day will be computed by multiplying the rate applicable on that day by the unpaid principal balance (or other relevant sum) on that day and dividing the result by 360.

“Affiliate” shall mean, as to any Person, each other Person that directly, or indirectly through one or more intermediaries, owns or controls, is controlled by or under common control with, such Person or is a director or officer of such Person. For purposes of this definition, with respect to any Person “control” shall mean (i) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, or (ii) the beneficial ownership of securities or other ownership interests of such Person having 25% or more of the combined voting power of the then outstanding securities or other ownership interests of such Person ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors or other governing body of such Person.

“Agreement” shall mean this Credit Agreement, as amended, modified or supplemented from time to time.

“Annual Statement” shall mean, with respect to any Insurance Subsidiary for any fiscal year, the annual financial statements of such Insurance Subsidiary as required to be filed with the Insurance Regulatory Authority of its jurisdiction of domicile and in accordance with the laws of such jurisdiction, together with all exhibits, schedules, certificates and actuarial opinions required to be filed or delivered therewith.

“Applicable Percentage” shall mean one-quarter of one percent (.25%).

“Authorized Officer” shall mean any officer of the Borrower authorized by resolution of the board of directors of the Borrower to take the action specified herein with respect to such officer and whose signature and incumbency shall have been certified to the Lender by the secretary or an assistant secretary of the Borrower.

“Bankruptcy Code” shall mean 11 U.S.C. §§ 101 et seq., as amended from time to time, and any successor statute.

“Base Rate” shall mean the rate announced from time to time by Lender as its prime or base rate (which may not necessarily be its best lending rate).

“Borrowing” shall mean the incurrence of a Loan by the Borrower on a single date.

“Borrowing Date” shall mean, with respect to any Borrowing, the date upon which such Borrowing is made.

“Business Day” shall mean any day other than a Saturday or Sunday, a legal holiday or a day on which commercial banks in Birmingham, Alabama, are required by law to be closed.

“Collateral” shall mean the 358,375 shares of Holdings pledged by Borrower to Lender pursuant to the Pledge Agreement.

“Commitment” shall have the meaning given to such term in Section 2.1.

“Compliance Certificate” shall mean a fully completed and duly executed certificate in the form of Exhibit D-l or D-2 in such form and detail as will demonstrate compliance with the provisions of Article VI.

“Consolidated Debt to Capital Ratio” shall mean a percentage in which the numerator is the Indebtedness of Borrower and its Subsidiaries and the denominator of which is the sum of the total capital of Borrower and its Subsidiaries plus the Indebtedness of Borrower and its Subsidiaries; provided, however, for purposes of “Consolidated Debt to Capital Ratio”, Indebtedness shall not include indebtedness of Borrower or Subsidiaries to the Federal Home Loan Bank.

“Consolidated Group” shall mean the Borrower and all Subsidiaries whose financial results are consolidated in Borrower’s consolidated Financial Statements prepared in accordance with GAAP.

“Consolidated Net Income” shall mean, for any period, net income (or loss) for Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with Generally Accepted Accounting Principles.

“Consolidated Tax Allocation Agreement” shall mean that certain Consolidated Tax Allocation Agreement dated June 28, 1995, among Borrower and the Subsidiaries listed on Exhibit A thereto, without giving effect to any amendments thereto after the date thereof.

“Contingent Obligation” shall mean, with respect to any Person, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (i) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or provide funds (A) for the payment or discharge of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof, provided, however, that, with respect to Borrower and its Subsidiaries, the term Contingent Obligation shall not include (y) endorsements for collection or deposit in the ordinary course of business or (z) obligations entered into by an Insurance Subsidiary in the ordinary course of its business under insurance policies or contracts issued by it or to which it is a party, including reinsurance agreements (and security posted by any such Insurance Subsidiary in the ordinary course of its business to secure obligations thereunder).

“Covenant Compliance Worksheet” shall mean a fully completed worksheet in the form of Attachment A to Exhibit D-l or Exhibit D-2, as applicable, in such form and detail as will demonstrate compliance with the provisions of Article VI.

“Credit Documents” shall mean this Agreement, the Note, the Pledge Agreement and all other agreements, instruments, documents and certificates now or hereafter executed and delivered to the Lender by or on behalf of Borrower or any of its Subsidiaries with respect to this Agreement and the transactions contemplated hereby, in each case as amended, modified, supplemented or restated from time to time.

“Default” shall mean any event or condition that, with the passage of time or giving of notice, or both, would constitute an Event of Default.

“Dollars” or “$” shall mean dollars of the United States of America.

“EBIT” shall mean, for any applicable period, the sum determined on a consolidated basis, of (a) net income (or net loss), plus (b) interest expense, plus (c) income tax expense determined in accordance with GAAP.

“Effective Date” shall mean the date and year first above written.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“ERlSA Affiliate” shall mean any Person (including any trade or business, whether or not incorporated) that would be deemed to be under “common control” with, or a member of the same “controlled group” as, Borrower or any of its Subsidiaries, within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code or Section 4001 of ERISA.

“ERlSA Event” shall mean any of the following with respect to a Plan or Multiemployer Plan, as applicable: (i) a Reportable Event with respect to a Plan or a Multiemployer Plan, (ii) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan that results in liability under Section 4201 or 4204 of ERISA, or the receipt by Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (iii) the distribution by Borrower or any ERISA Affiliate under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (iv) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Borrower or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (v) the institution of a proceeding by any fiduciary of any Multiemployer Plan against Borrower or any ERISA Affiliate to enforce

Section 515 of ERISA, which is not dismissed within thirty (30) days, (vi) the imposition upon Borrower or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of Borrower or any ERISA Affiliate as a result of any alleged failure to comply with the Internal Revenue Code or ERISA in respect of any Plan, (vii) the engaging in or otherwise becoming liable for a nonexempt Prohibited Transaction by Borrower or any ERISA Affiliate, (viii) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Internal Revenue Code by any fiduciary of any Plan for which Borrower or any of its ERISA Affiliates may be directly or indirectly liable or (ix) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Internal Revenue Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if Borrower or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of such sections.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of its business and not in response to any third party action or request of any kind) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (collectively, “Claims”), including, without limitation, (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to human health or the environment:

“Environmental Laws” shall mean any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations, rules of common law and orders of courts or Governmental Authorities, relating to the protection of human health or occupational safety or the environment, now or hereafter in effect and in each case as amended from time to time, including, without limitation, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances.

“Event of Default” shall have the meaning given to such term in Section 8.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“Generally Accepted Accounting Principles” or “GAAP” shall mean generally accepted accounting principles, as set forth in the statements, opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board (or, to the extent not so set forth in such statements, opinions and pronouncements, as generally followed by entities similar in size to Borrower and engaged in generally similar lines of business), consistently applied and maintained and in conformity with those used in the preparation of the most recent financial statements of the Borrower referred to in Section 4.11(a).

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof and any central bank thereof, any municipal, local, city or county government, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Hazardous Substances” shall mean any substances or materials (i) that are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Law, (ii) that are defined by any Environmental Law as toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous, (iii) the presence of which require investigation or response under any Environmental Law, (iv) that constitute a nuisance, trespass or health or safety hazard to Persons or neighboring properties, (v) that consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any hazardous substance or (vi) that contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or wastes, crude oil, nuclear fuel, natural gas or synthetic gas.

“Historical Statutory Statements” shall have the meaning given to such term in Section 4.11(b).

“Holdings” means Instant Insurance Holdings, Inc., a Delaware corporation with its principal place of business in Dallas County, Texas.

“Income Tax Benefits” shall mean an amount equal to 100% of the portion of the federal or state income tax benefits received on a quarterly basis by Borrower that, pursuant to the Consolidated Tax Allocation Agreement, may be retained by Borrower and not paid over to any other member of the Consolidated Group.

“Indebtedness” shall mean, with respect to any Person (without duplication), (i) all indebtedness of such Person for borrowed money or in respect of loans or advances, (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (iii) all reimbursement obligations of such Person with respect to surety bonds, letters of credit and bankers’ acceptances (in each case, whether or not drawn or matured and in the stated amount thereof) which are required to be reported as a liability under GAAP or Statutory Accounting Principals, (iv) all obligations of such Person to pay the deferred purchase price of property or services which are required to be reported as a liability under GAAP or Statutory Accounting Principals, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all obligations of such Person as lessee under leases that are or should be, in accordance with Generally Accepted Accounting Principles, recorded as capital leases, to the extent such obligations are required to be so recorded, (vii) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any capital stock or other equity securities that, by their stated terms (or by the terms of any equity securities issuable upon conversion thereof or in exchange therefor), or upon the occurrence of any event, mature or are mandatorily redeemable, or are redeemable at the option of the holder thereof, in whole or in part, at any time prior to the Maturity Date, (viii) all Contingent Obligations of such Person and (ix) all indebtedness referred to in clauses (i) through (viii) above secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person, and with respect to Borrower and its Subsidiaries shall include, without limitation (but without duplication), the Junior Subordinated Debentures, the beneficial interests of the Trust in the Junior Subordinated Debentures, and Borrower’s guarantee to the holders of the Trust Securities of all of the Trust’s obligations under the Trust Securities.

“Insurance Regulatory Authority” shall mean, with respect to any Insurance Subsidiary, the insurance department or similar Governmental Authority charged with regulating insurance companies or insurance holding companies, in its state of domicile and, to the extent that it has regulatory authority over such Insurance Subsidiary, in each other jurisdiction in which such Insurance Subsidiary conducts business or is licensed to conduct business.

“Insurance Subsidiary” shall mean any Subsidiary of Borrower the ability of which to pay dividends is regulated by an Insurance Regulatory Authority or that is otherwise required to be regulated thereby in accordance with the applicable Requirements of Law of its state of domicile.

“Interest Coverage Ratio” shall mean for Borrower and its Subsidiaries, on a consolidated basis, the ratio of (a) EBIT to (b) net cash interest payable on all Indebtedness (not including interest payments to Borrower or Affiliates of Borrower).

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder

“Junior Subordinated Debentures” shall mean Borrower’s 8.525% Junior Subordinated Deferrable Interest Debentures due January 15, 2027, issued pursuant to the Indenture, dated as of January 31, 1997, between Borrower and The National Bank of North Carolina, as Debenture Trustee, as amended, modified or supplemented from time to time.

“Lender” shall mean First Commercial Bank and its successors and assigns.

“Licenses” shall have the meaning given to such term in Section 4.4(c).

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), preference, priority, charge or other encumbrance of any nature, whether voluntary or involuntary, including, without limitation, the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, capital lease or any other lease or arrangement having substantially the same effect as any of the foregoing.

“Loans” shall have the meaning given to such term in Section 2.1.

“Margin Stock” shall have the meaning given to such term in Regulation U.

“Material Adverse Change” shall mean a material adverse change in the condition (financial or otherwise), operations, business, properties or financial prospects of Borrower or Borrower and its Subsidiaries, taken as a whole.

“Material Adverse Effect” shall mean a material adverse effect upon (i) the condition (financial or otherwise), operations, business, properties or financial prospects of Borrower or Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Borrower to perform its obligations under this Agreement or any of the other Credit Documents or (iii) the legality, validity or enforceability of this Agreement or any of the other Credit Documents or the rights and remedies of the Lender hereunder and thereunder.

“Maturity Date” shall mean, June 30, 2005. The Maturity Date shall automatically extend for additional, consecutive one-year periods unless on or before the date that is one year prior to the then applicable Maturity Date Lender shall have given Borrower written notice of its intention not to extend the Maturity Date. For example, if Lender does not give Borrower written notice of Lender’s election to not extend the Maturity Date on or before June 30, 2004, the Maturity Date shall be extended until June 30, 2006.

“Moody’s” shall mean Moody’s Investors Service, Inc., its successors and assigns.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERlSA to which the Borrower or any ERISA Affiliate makes, is making or is obligated to make contributions or has made or been obligated to make contributions.

“NAIC” shall mean the National Association of Insurance Commissioners and any successor thereto.

“Non-Usage Fee” shall have the meaning given to such term in Section 2.13.

“Note” shall mean the promissory note of the Borrower in substantially the form of Exhibit A, together with any amendments, modifications and supplements thereto, substitutions therefor and restatements thereof.

“Notice of Borrowing” shall have the meaning given to such term in Section 2.2(a).

“Obligations” shall mean all principal of and interest (including, to the greatest extent permitted by law, post-petition interest) on the Loans and all fees, expenses, indemnities and other obligations owing, due or payable at any time by the Borrower to the Lender or any other Person entitled thereto, under this Agreement or any of the other Credit Documents.

“PBGC” shall mean the Pension Benefit Guaranty Corporation and any successor thereto.

“Participant” shall have the meaning given to such term in Section 9.7(a).

“Permitted Liens” shall have the meaning given to such term in Section 7.3.

“Person” shall mean any corporation, association, joint venture, partnership, limited liability company, organization, business, individual, trust, government or agency or political subdivision thereof or any other legal entity.

“Plan” shall mean any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to the provisions of Title IV of ERISA (other than a Multiemployer Plan) and to which Borrower or any ERISA Affiliate may have any liability.

“Pledge Agreement” means that certain Stock Pledge Agreement from Borrower in favor of Lender of even date herewith, in substantially the form of Exhibit B, together with any amendments, modifications and supplements thereto, substitutions therefor and restatements thereof.

“Prohibited Transaction” shall mean any transaction described in (i) Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or (ii) Section 4975(c) of the Internal Revenue Code that is not exempt by reason of Section 4975(c)(2) or 4975(d) of the Internal Revenue Code.

“Quarterly Statement” shall mean, with respect to any Insurance Subsidiary for any fiscal quarter, the quarterly financial statements of such Insurance Subsidiary as required to be filed with the Insurance Regulatory Authority of its jurisdiction of domicile, together with all exhibits, schedules, certificates and actuarial opinions required to be filed or delivered therewith.

“Readily Marketable” shall mean cash or cash equivalent instruments or other collateral having a readily available market value for which there is a ready sale in the open market.

“Regulations D, G, T, U and X” shall mean Regulations D, G, T, U and X, respectively, of the Federal Reserve Board, and any successor regulations.

“Reportable Event” shall mean (i) any “reportable event” within the meaning of Section 4043(c) of ERISA for which the 30-day notice under Section 4043(a) of ERISA has not been waived by the PBGC (including any failure to meet the minimum funding standard of, or timely make any required installment under, Section 412 of the Internal Revenue Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 412(d) of the Internal Revenue Code), (ii) any such “reportable event” subject to advance notice to the PBGC under Section 4043(b)(3) of ERISA, (iii) any application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code, and (iv) a cessation of operations described in Section 4062(e) of ERISA.

“Requirement of Law” shall mean, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Credit Documents.

“Significant Subsidiary” shall mean, at the relevant time of determination, any Subsidiary of Borrower having (after the elimination of intercompany accounts) (i) assets constituting at least 10% of the total assets of Borrower and its Subsidiaries on a consolidated basis, (ii) revenues constituting at least 10% of the total revenues of Borrower and its Subsidiaries on a consolidated basis, or (iii) net earnings constituting at least 10% of the total net earnings of Borrower and its Subsidiaries on a consolidated basis, in each case as determined as of the date of the financial statements of Borrower and its Subsidiaries most recently delivered under Section 5.1 prior to such time (or, with regard to determinations at any time prior to the initial delivery of financial statements under Section 5.1, as of the date of the most recent financial statements referred to in Section 4.11(a)).

“Standard & Poor’s” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, its successors and assigns.

“Statutory Accounting Principles” shall mean, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the relevant Insurance Regulatory Authority of its state of domicile, consistently applied and maintained and in conformity with those used in the preparation of the most recent Historical Financial Statements.

“Subsidiary” shall mean, with respect to any Person, any corporation or other Person of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors, in the case of a corporation, or of the ownership or beneficial interests, in the case of a Person not a corporation, is at the time, directly or indirectly, owned or controlled by such Person and one or more of its other Subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such corporation or other Person shall or might have voting power by reason of the happening of any contingency). When used without reference to a parent entity, the term “Subsidiary” shall be deemed to refer to a Subsidiary of Borrower.

“Termination Date” shall mean the Maturity Date or such earlier date of termination of the Commitment pursuant to Section 2.5 or Section 8.2.

“Transaction Expenses” shall mean all costs and expenses of, and fees payable to, the Lender that are required to be reimbursed or paid by the Borrower pursuant to Section 9.1 of the Credit Agreement.

“Trust” shall mean Vesta Capital Trust I, a Delaware statutory business trust.

“Trust Securities” shall mean the 8.525% Capital Securities issued by the Trust and representing preferred beneficial interests in the Trust

“Unfunded Pension Liability” shall mean, with respect to any Plan or Multiemployer Plan, the excess of its benefit liabilities under Section 4001(a)(16) of ERISA over the current value of its assets, determined in accordance with the applicable assumptions used for funding under Section 412 of the Code for the applicable plan year.

“Unutilized Commitment” shall mean, at any time, (i) the Commitment at such time less (ii) the aggregate principal amount of Loans outstanding at such time.

“VFIC” shall mean Vesta Fire Insurance Corporation, an Illinois insurance corporation.

“Vesta Margin Stock” shall mean shares of capital stock of Borrower that are held by Borrower or any of its Subsidiaries and that constitute Margin Stock.

“Wholly Owned” shall mean, with respect to any Subsidiary of any Person, that 100% of the outstanding capital stock or other ownership interests of such Subsidiary is owned, directly or indirectly, by such Person.

1.2       Accounting Terms. Except as specifically provided otherwise in this Agreement, all accounting terms used herein that are not specifically defined shall have the meanings customarily given them, and all financial computations hereunder shall be made, in accordance with Generally Accepted Accounting Principles (or, to the extent that such terms apply solely to any Insurance Subsidiary or if otherwise expressly required, Statutory Accounting Principles). Notwithstanding the foregoing, in the event that any changes in Generally Accepted Accounting Principles or Statutory Accounting Principles after the date hereof are required to be applied to the transactions described herein and would affect the computation of the financial covenants contained in Sections 6.1 through 6.4, as applicable, such changes shall be followed only from and after the date this Agreement shall have been amended to take into account any such changes. References to amounts on particular exhibits, schedules, lines, pages and columns of an Annual Statement or Quarterly Statement are based on the format promulgated by the NAIC for the 2001 Annual Statements and Quarterly Statements. In the event such format is changed in future years so that different information is contained in such items or they no longer exist, or if the Annual Statement or Quarterly Statement is replaced by the NAIC or by any Insurance Regulatory Authority after the date hereof such that different forms of financial statements are required to be furnished by the Insurance Subsidiaries in lieu thereof, such references shall be to information consistent with that reported in the referenced item in the 2001 Annual Statements or Quarterly Statements, as the case may be.

1.3       Other Terms; Construction. Unless otherwise specified or unless the context otherwise requires, all references herein to sections, annexes, schedules and exhibits are references to sections, annexes, schedules and exhibits in and to this Agreement, and all terms defined in this Agreement shall have the defined meanings when used in any other Credit Document or any certificate or other document made or delivered pursuant hereto.

ARTICLE II

AMOUNT AND TERMS OF THE LOANS

2.1       Commitment; Loans. The Lender agrees, subject to and on the terms and conditions of this Agreement, to make loans (each, a “Loan,” and collectively, the “Loans”) to the Borrower, from time to time on any Business Day during the period from and including the Effective Date to but not including the Termination Date, in an aggregate principal amount at any time outstanding not exceeding $30,000,000 (as such amount may be permanently reduced in accordance with Section 2.5(b) the “Commitment”), provided that no Borrowing of Loans shall be made if, immediately after giving effect thereto, the aggregate principal amount of Loans outstanding at such time would exceed the Commitment. Subject to and on the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Loans.

2.2       Borrowings.

(a)       In order to make a Borrowing, Borrower will give the Lender written notice not later than 10:00 a.m., Birmingham time, one (1) Business Day prior to each Borrowing; provided, however, that a request for a Borrowing to be made on the Effective Date may, at the discretion of the Lender, be given later than the time specified therefor as set forth hereinabove. Each such notice (each, a “Notice of Borrowing”) shall be irrevocable, shall be given in the form of Exhibit C and shall specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, and (ii) the requested Borrowing Date, which shall be a Business Day. Notwithstanding anything to the contrary contained herein, the aggregate principal amount of each Borrowing shall not be less than $1,000,000 or, if greater, an integral multiple of $500,000 in excess thereof (or in any event, if less than or greater than $1,000,000, in the amount of the Unutilized Commitment).

(b)       Not later than noon, Birmingham time, on the requested Borrowing Date, the Lender will make the requested amount available to the Borrower subject to the provisions of subsection (a) hereof and Section 2.1.

(c)       The Borrower hereby authorizes the Lender to disburse the proceeds of each Borrowing in accordance with the terms of any written instructions from any of the Authorized Officers of Borrower, provided that the Lender shall not be obligated under any circumstances to forward amounts to any account not listed in an Account Designation Letter. Borrower may at any time deliver to the Lender an Account Designation Letter listing any additional accounts or deleting any accounts listed in a previous Account Designation Letter.

2.3       Note.

(a)       The Loan shall be evidenced by a Note appropriately completed in substantially the form of Exhibit A.

(b)       The Note shall (i) be executed by the Borrower, (ii) be payable to the order of the Lender, (iii) be dated as of the Effective Date, (iv) be in a stated principal amount equal to the Commitment, (v) bear interest in accordance with the provisions of Section 2.7, as the same may be applicable to the Loans made by the Lender from time to time, and (vi) be entitled to all of the benefits of this Agreement and the other Credit Documents and subject to the provisions hereof and thereof.

(c)       The Lender will record on its internal records the amount of each Loan made by it and each payment received by it in respect thereof and will, in the event of any transfer of the Note, either endorse on the reverse side thereof or on a schedule attached thereto (or any continuation thereof) the outstanding principal amount of the Loans evidenced thereby as of the date of transfer or provide such information on a schedule to the documents relating to such transfer; provided, however, that the failure of the Lender to make any such recordation or provide any such information, or any error therein, shall not affect the Borrower’s obligations under this Agreement or the Notes.

2.4       Security. The Loans shall be secured by a pledge by Borrower of all 358,375 shares of stock in Holdings owned by Borrower, pursuant to the Pledge Agreement. At Lender’s request, Borrower will from time to time authorize any and all financing statements, continuation statements and execute other instruments and documents necessary to perfect Lender’s first priority security interest in the Collateral.

2.5       Termination and Reduction of Commitment.

(a)       The Commitment shall be automatically and permanently terminated on the Maturity Date unless sooner terminated pursuant to subsection (b) below or Section 8.2.

(b)       At any time and from time to time after the date hereof, upon not less than five (5) Business Days’ prior written notice to the Lender, the Borrower, without premium or penalty, may terminate in whole or reduce in part the Unutilized Commitment, provided that any such partial reduction shall be in an aggregate amount of not less than $1,000,000 or, if greater, an integral multiple thereof. The amount of any termination or reduction made under this subsection (b) may not thereafter be reinstated.

(c)       If at any time the market value of the Collateral declines or the Collateral is determined to be insufficient by a Governmental Authority having jurisdiction over the Lender, the Commitment shall be reduced, or at the Borrower’s option, the Borrower may provide additional collateral, so that at all times the Loans are secured to the extent required by Ala. Code § 5-5A-22 and regulations promulgated thereunder and 12 U.S.C. § 84 and regulations promulgated thereunder as the same relate to lending restrictions on loans to one borrower.

2.6       Mandatory and Voluntary Payments and Prepayments.

(a)       Except to the extent due or made sooner pursuant to the provisions of this Agreement, the Borrower will repay the aggregate outstanding principal amount of the Loans in full on the Maturity Date.

(b)       In the event that, at any time, the aggregate principal amount of Loans outstanding at such time shall exceed the Commitment at such time (after giving effect to any concurrent termination or reduction thereof), the Borrower will immediately prepay the outstanding principal amount of the Loans in the amount of such excess.

(c)       At any time and from time to time, the Borrower shall have the right to prepay the Loans, in whole or in part, without premium or penalty (except for the Non-Usage Fee), upon written notice to the Lender given not later than noon, Birmingham time, one (1) Business Day prior to each intended prepayment of Loans, provided that each partial prepayment shall be in an aggregate principal amount of not less than $1,000,000 or, if greater, an integral multiple of $500,000 in excess thereof. Each such notice shall specify the proposed date of such prepayment and the aggregate principal amount of the Loan to be prepaid and shall be irrevocable and shall bind the Borrower to make such prepayment on the terms specified therein. Amounts prepaid pursuant to this subsection (c) may be reborrowed, subject to the terms and conditions of this Agreement.

2.7       Interest.

(a)       The Borrower will pay interest in respect of the unpaid principal amount of each Loan, from the date of Borrowing thereof until such principal amount shall be paid in full, at the Base Rate.

(b)       Any principal amounts of the Loans not paid when due and, to the greatest extent permitted by law, all interest accrued on the Loans and all other fees and amounts hereunder not paid within ten (10) days of its due date (whether at maturity, pursuant to acceleration or otherwise), shall bear interest at a rate per annum equal to the Base Rate plus 3% per annum and such default interest shall be payable on demand. In addition, if payment of principal or interest (other than payments due upon maturity) on the Loans is not paid within five (5) days of when due, Borrower shall pay on demand a late charge equal to five percent (5%) of the amount of the payment which is late, subject to a minimum late charge of $25.00 and a maximum late charge of $999.00. To the greatest extent permitted by law, interest shall continue to accrue after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any law pertaining to insolvency or debtor relief.

(c)       Accrued (and theretofore unpaid) interest shall be payable as follows:

(i)       in arrears on the fifth calendar day of each month commencing on March 5, 2003; provided, that in the event the Loan is repaid or prepaid in full and the Commitment has been terminated, then accrued interest in respect of the Loan shall be payable together with such repayment or prepayment on the date thereof; and

(ii)      at maturity (whether pursuant to acceleration or otherwise) and, after maturity, on demand.

(d)       Nothing contained in this Agreement or in any other Credit Document shall be deemed to establish or require the payment of interest to the Lender at a rate in excess of the maximum rate permitted by applicable law. If the amount of interest payable on any interest payment date would exceed the maximum amount permitted by applicable law to be charged by the Lender, the amount of interest payable on such interest payment date shall be automatically reduced to such maximum permissible amount. In the event of any such reduction affecting the Lender, if from time to time thereafter the amount of interest payable for the account of the Lender on any interest payment date would be less than the maximum amount permitted by applicable law to be charged by the Lender, then the amount of interest payable for its account on such subsequent interest payment date shall be automatically increased to such maximum permissible amount, provided that at no time shall the aggregate amount by which interest paid for the account of the Lender has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the previous sentence.

2.8       Method of Payments; Computations.

(a)       All payments by the Borrower hereunder shall be made without setoff, counterclaim or other defense, in Dollars and in immediately available funds to the Lender at its office referred to in Section 9.5, prior to 11:00 a.m., Birmingham time, on the date payment is due. Any payment made as required hereinabove, but after 11:00 a.m., Birmingham time, shall be deemed to have been made on the next succeeding Business Day. If any payment falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day, and such extension of time shall then be included in the computation of payment of interest, fees or other applicable amounts.

(b)       The Lender may, but shall not be obligated to, debit the amount of any such payment not made as and when required hereunder to any ordinary deposit account of the Borrower with the Lender (with prompt notice to the Lender and the Borrower); provided, however, that the failure to give such notice shall not affect the validity of such debit by the Lender.

(c)       All computations of interest and fees hereunder shall be made on an Actual/360 Basis.

2.9       Recovery of Payments. The Borrower agrees that to the extent the Borrower makes a payment or payments to or for the account of the Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or similar state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the Obligation intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received.

2.10     Use of Proceeds. The proceeds of the Loans shall be used to provide a source of capital for the Borrower’s or its Subsidiaries’ general corporate purposes.

2.11     Increased Costs; Change in Circumstances; Illegality; etc. (a) If, at any time after the date hereof and from time to time, the introduction of or any change in any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by the Lender with any guideline or request from any such Governmental Authority (whether or not having the force of law), shall (i) subject the Lender to any tax or other charge, or change the basis of taxation of payments to the Lender, (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender, or (iii) impose on the Lender any other condition affecting its Loans, and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Loans or to reduce the amount of any sum received or receivable by the Lender hereunder, the Borrower will, promptly upon demand therefor by the Lender, pay to the Lender such additional amounts, excluding amounts in respect of income, franchise and excise taxes as shall compensate the Lender for such increase in costs or reduction in return.

(b)       If, at any time after the date hereof and from time to time, the Lender shall have reasonably determined that the introduction of or any change in any applicable law, rule or regulation regarding capital adequacy or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by the Lender with any guideline or request from any such Governmental Authority (whether or not having the force of law), has or would have the effect, as a consequence of the Lender’s Commitment or Loans hereunder, of reducing the rate of return on the capital of the Lender or any Person controlling the Lender to a level below that which the Lender or controlling Person could have achieved but for such introduction, change or compliance (taking into account the Lender’s or controlling Person’s policies with respect to capital adequacy), the Borrower will, promptly upon demand therefor by the Lender therefor, pay to the Lender such additional amounts, excluding amounts in respect of income, franchise and excise taxes, as will compensate the Lender or controlling Person for such reduction in return.

(c)       Determinations by the Lender for purposes of this Section 2.11 of any increased costs, reduction in return, market contingencies, illegality or any other matter shall, absent manifest error, be conclusive, provided that such determinations are made in good faith. No failure by the Lender at any time to demand payment of any amounts payable under this Section 2.11 shall constitute a waiver of its right to demand payment of any additional amounts arising at any subsequent time. Nothing in this Section 2.11 shall require or be construed to require the Borrower to pay any interest, fees, costs or other amounts in excess of that permitted by applicable law.

2.12     Taxes.

(a)       Any and all payments by the Borrower hereunder or under any Note shall be made, in accordance with the terms hereof and thereof, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, other than net income, excise and franchise taxes imposed on the Lender by the United States or by the jurisdiction under the laws of which the Lender, as the case may be, is organized or in which its principal office is located, or any political subdivision or taxing authority thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to the Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12), the Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower will make such deductions, (iii) the Borrower will pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower will deliver to the Lender evidence of such payment.

(b)       The Borrower will indemnify the Lender for the full amount of Taxes (including, without limitation, any Taxes imposed by any jurisdiction on amounts payable under this Section 2.12) paid by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Lender, makes written demand therefor.

(c)       The Lender agrees that if it subsequently recovers, or receives a permanent net tax benefit with respect to, any amount of Taxes (i) previously paid by it and as to which it has been indemnified by or on behalf of the Borrower or (ii) previously deducted by the Borrower (including, without limitation, any Taxes deducted from any additional sums payable under clause (i) of subsection (a) above), the Lender shall reimburse the Borrower to the extent of the amount of any such recovery or permanent net tax benefit (but only to the extent of indemnity payments made, or additional amounts paid, by or on behalf of the Borrower under this Section 2.12 with respect to the Taxes giving rise to such recovery or tax benefit); provided, however, that the

Borrower, upon the request of the Lender, agrees to repay to the Lender the amount paid over to the Borrower (together with any penalties, interest or other charges), in the event the Lender is required to repay such amount to the relevant taxing authority or other Governmental Authority. The determination by the Lender of the amount of any such recovery or permanent net tax benefit shall, in the absence of manifest error, be conclusive and binding.

2.13     Non-Usage Fee. From and after the Effective Date until the Termination Date (or such later date that the Loans are repaid), the Borrower agrees to pay Lender a non-usage fee for each calendar quarter, prorated for partial quarters, in an amount equal to the Applicable Percentage multiplied by the average daily Unutilized Commitment (the “Non-Usage Fee”) multiplied by the number of days in such quarter or portion thereof and divided by 360. The Non-Usage Fee shall be payable quarterly in arrears on the last day of each calendar quarter commencing with the period ending March 31, 2003, and shall be prorated for partial calendar quarters.

ARTICLE III

CONDITIONS OF BORROWING

3.1       Conditions to Effectiveness of this Agreement. The effectiveness of this Agreement is subject to the satisfaction of the following conditions precedent:

(a)       The Lender shall have received the following, each dated the Effective Date (unless otherwise specified):

(i)       the Note in the amount of the Commitment and duly completed and executed by the Borrower;

(ii)      the Pledge Agreement executed by Borrower;

(iii)     payment of a one-time fee of one-quarter of one percent (.25%) of the Commitment;

(iv)     a certificate, signed by the chief executive officer, vice president–finance or treasurer of the Borrower, in form and substance satisfactory to the Lender, certifying that (A) all representations and warranties of the Borrower contained in this Agreement and the other Credit Documents are true and correct as of the Effective Date, both immediately before and after giving effect to the consummation of the transactions contemplated by this Agreement, the making of any Loans hereunder on the Effective Date and the application of the proceeds thereof, (B) no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to the consummation of the transactions contemplated by this Agreement, the making of any Loans hereunder on the Effective Date and the application of the proceeds thereof, (C) there are no insurance regulatory proceedings pending or, to such individual’s knowledge, threatened against any of the Insurance Subsidiaries in any jurisdiction that, if adversely determined, would be reasonably likely to have a Material Adverse Effect, and (D) except as disclosed in such certificate, both immediately before and after giving effect to the consummation of the transactions contemplated by this Agreement, no Material Adverse Change has occurred since December 31, 2001, and there exists no event, condition or state of facts that could reasonably be expected to result in a Material Adverse Change;

(v)      a certificate of the secretary or an assistant secretary of the Borrower, in form and substance satisfactory to the Lender, certifying (A) to the effect that attached thereto is a true and complete copy of the Borrower’s certificate of incorporation, certified as of a recent date by the Secretary of State of Delaware, and that the same has not been amended since the date of such certification, and attaching such copy, (B) to the effect that attached thereto is a true and complete copy of the Borrower’s bylaws, as then in effect and as in effect at all times from the date on which the resolutions referred to in clause (C) below were adopted to and including the date of such certificate, and attaching such copy), and (D) that attached thereto is a true and complete copy of resolutions adopted by the Borrower’s board of directors or a committee of such board authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, and attaching such copy; and

(vi)     a favorable opinion of an attorney or firm of attorneys duly licensed to practice law in the jurisdiction the laws of which are applicable to the legal matters in question and who is not an employee of the Borrower or an Affiliate of the Borrower and addressed to the Lender, and addressing such other matters as the Lender may reasonably request.

(b)       The Lender shall have received (i) a certificate as of a recent date of the good standing of the Borrower under the laws of the State of Delaware, from the Secretary of State of Delaware, (ii) a certificate as of a recent date of the qualification of the Borrower to conduct business as a foreign corporation, from the Secretary of State of Alabama, and (iii) a certificate as of a recent date of the good standing of the Borrower, from the Department of Revenue of the State of Alabama.

(c)       All legal matters, documentation and corporate or other proceedings incident to the transactions contemplated hereby shall be reasonably acceptable to the Lender; all approvals, permits and consents of any Governmental Authorities (including, without limitation, all relevant Insurance Regulatory Authorities) or other Persons required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained (without the imposition of conditions that are not reasonably acceptable to the Lender), and all related filings, if any, shall have been made, and all such approvals, permits, consents and filings shall be in full force and effect and the Lender shall have received such copies thereof as it shall have reasonably requested; all applicable waiting periods shall have expired without any adverse action being taken by any Governmental Authority having jurisdiction; and no action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before, and no order, injunction or decree shall have been entered by, any court or other Governmental Authority, in each case to enjoin, restrain or prohibit, to obtain substantial damages in respect of, or that is otherwise related to or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or that, in the reasonable opinion of the Lender, would otherwise be reasonably likely to have a Material Adverse Effect.

(d)       Since December 31, 2001, both immediately before and after giving effect to the consummation of the transactions contemplated by this Agreement, there shall not have occurred any Material Adverse Change or any event, condition or state of facts that could reasonably be expected to result in a Material Adverse Change, except as disclosed in the certificate referenced in subsection (a) above.

(e)       The Borrower shall have paid all fees and expenses of the Lender required hereunder or under any other Credit Document to be paid on or prior to the Effective Date (including reasonable fees and expenses of the Lender’s counsel) in connection with this Agreement and the transactions contemplated hereby.

(f)       Each of the representations and warranties contained in Article IV and in the other Credit Documents shall be true and correct on and as of the Effective Date with the same effect as if made on and as of such date (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct as of such date).

(g)       No Default or Event of Default shall have occurred and be continuing.

(h)       To the extent required under Ala. Code § 5-5A-22 (1996) and regulations promulgated thereunder and 12 U.S.C. § 84 and regulations promulgated thereunder as such relate to lending restrictions on loans to one borrower, the Lender shall have received such appraisals or other documentation as it shall deem necessary to (i) establish the Collateral as “Readily Marketable” and (ii) establish a readily established market value in the Collateral sufficient to satisfy the foregoing regulations.

(i)        The Lender shall have received such other documents, certificates, opinions and instruments as it shall have reasonably requested.

3.2       Conditions to All Loans. The obligation of the Lender to make any Loans hereunder is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:

(a)       The Lender shall have received a Notice of Borrowing in accordance with Section 2.2;

(b)       Each of the representations and warranties contained in Article IV and in the other Credit Documents shall be true and correct on and as of the relevant Borrowing Date with the same effect as if made on and as of such date, both immediately before and after giving effect to the Loans to be made on such date (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct as of such date); and

(c)       No Default or Event of Default shall have occurred and be continuing on such date, both immediately before and after giving effect to the Loans to be made on such date.

Each giving of a Notice of Borrowing, and the consummation of each Borrowing, shall be deemed to constitute a representation by the Borrower that the statements contained in subsections (b) and (c) above are true, both as of the date of such notice or request and as of the relevant Borrowing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement and to induce the Lender to extend the credit contemplated hereby, the Borrower represents and warrants to the Lender as follows:

4.1       Corporate Organization and Power. Each of Borrower and its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has the full corporate power and authority to execute, deliver and perform the Credit Documents to which it is or will be a party, to own and hold its property and to engage in its business as presently conducted, and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified.

4.2       Authorization; Enforceability. The Borrower has taken all necessary corporate action to execute, deliver and perform each of the Credit Documents to which it is or will be a party,

and has, or on the Effective Date (or any later date of execution and delivery) will have, validly executed and delivered each of the Credit Documents to which it is or will be a party. This Agreement constitutes, and each of the other Credit Documents upon execution and delivery by the Borrower will constitute, the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by general equitable principles.

4.3       No Violation. Except as set forth in Schedule 4.3 attached hereto, the execution, delivery and performance by the Borrower of this Agreement and each of the other Credit Documents, and compliance by it with the terms hereof and thereof, do not and will not (i) violate any provision of its certificate of incorporation or bylaws or contravene any other Requirement of Law applicable to it, (ii) conflict with, result in a breach of or constitute (with notice, lapse of time or both) a default under any material indenture, agreement or other instrument to which it is a party, by which it or any of its properties is bound or to which it is subject, or (iii) result in or require the creation or imposition of any Lien upon any of its properties or assets. Except as set forth on Schedule 4.3 attached hereto, no Subsidiary is subject to any restriction or encumbrance on its ability to make dividend payments or other distributions in respect of its capital stock, to make loans or advances to Borrower or any other Subsidiary, or to transfer any of its assets or properties to Borrower or any other Subsidiary, in each case other than such restrictions or encumbrances existing under or by reason of the Credit Documents or applicable Requirements of Law.

4.4       Governmental Authorization; Permits.

(a)       Except as set forth on Schedule 4.4(a) attached hereto, no consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority or other Person is or will be required as a condition to or otherwise in connection with the due execution, delivery and performance by Borrower of this Agreement or any of the other Credit Documents or the legality, validity or enforceability hereof or thereof.

(b)       Except as set forth in Schedule 4.4(b) attached hereto, each of Borrower and its Subsidiaries has, and is in good standing with respect to, all governmental approvals, licenses, permits and authorizations necessary to conduct its business as presently conducted (collectively, the “Licenses”) and to own or lease and operate its properties, except for those the failure to obtain which would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. To the knowledge of the Borrower, except as set forth on Schedule 4.4(b), (i) no License is the subject of a proceeding for suspension, revocation or limitation or any similar proceedings, (ii) there is no sustainable basis for such a suspension, revocation or limitation, and (iii) no such suspension, revocation or limitation is threatened by any relevant Insurance Regulatory Authority, that, in each instance under (i), (ii) and (iii) above, would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

(c)       Upon written request, Borrower will provide with respect to each Insurance Subsidiary a list of all of the jurisdictions in which such Insurance Subsidiary holds licenses

(including, without limitation, licenses or certificates of authority from relevant Insurance Regulatory Authorities), permits or authorizations to transact insurance and reinsurance business (collectively, the “Licenses”), indicating the line or lines of insurance in which each such Insurance Subsidiary is permitted to be engaged with respect to each License therein listed, and attaching copies of all Licenses in the States of Florida, Hawaii, Illinois and Texas.

4.5       Litigation. Except as set forth on Schedule 4.5, there are no actions, investigations, suits or proceedings pending or, to the knowledge of the Borrower, threatened, at law, in equity or in arbitration, before any court, other Governmental Authority or other Person, (i) against or affecting Borrower, any of its Subsidiaries or any of their respective properties that would, if adversely determined, be reasonably likely to have a Material Adverse Effect, or (ii) with respect to this Agreement or any of the other Credit Documents.

4.6       Taxes. Except as set forth in Schedule 4.6 attached hereto, each of Borrower and its Subsidiaries has timely filed all federal, state and local tax returns and reports required to be filed by it and has paid all taxes, assessments, fees and other charges levied upon it or upon its properties that are shown thereon as due and payable, other than those that are being contested in good faith and by proper proceedings and for which adequate reserves have been established in accordance with Generally Accepted Accounting Principles. Such returns accurately reflect in all material respects all liability for taxes of Borrower and its Subsidiaries for the periods covered thereby. Except as set forth in Schedule 4.6 attached hereto, there is no ongoing material audit or examination or, to the knowledge of the Borrower, other investigation by any Governmental Authority of the tax liability of Borrower or any of its Subsidiaries, and there is no unresolved claim by any Governmental Authority concerning or any material tax liability of Borrower or any of its Subsidiaries for any period for which tax returns have been or were required to have been filed, other than claims for which adequate reserves have been established in accordance with Generally Accepted Accounting Principles. Except as set forth in Schedule 4.6 attached hereto, neither Borrower nor any of its Subsidiaries has waived or extended or has been requested to waive or extend the statute of limitations relating to the payment of any material taxes.

4.7       Subsidiaries. Schedule 4.7 sets forth a list, as of the Effective Date, of all of the Subsidiaries of Borrower and, as to each such Subsidiary, the percentage ownership (direct and indirect) of Borrower in each class of its capital stock and each direct owner thereof. All of the issued and outstanding shares of capital stock of VFIC are directly owned and held by Borrower.

4.8       Full Disclosure. All factual information heretofore or contemporaneously furnished to the Lender in writing by or on behalf of Borrower or any of its Subsidiaries for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all other such factual information hereafter furnished to the Lender in writing by or on behalf of Borrower or any of its Subsidiaries will be, true and accurate in all material respects on the date as of which such information is dated or certified (or, if such information has been amended or supplemented, on the date as of which any such amendment or supplement is dated or certified) and not made materially incomplete by omitting to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such information was provided, not materially misleading.

4.9       Margin Regulations. Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No proceeds of the Loans will be used, directly or indirectly, to purchase or carry any Margin Stock (except for purchases by Borrower of outstanding shares of its capital stock made in compliance with the applicable provisions of Regulations G, T, U and X), to extend credit for such purpose or for any other purpose that would violate or be inconsistent with Regulations G, T, U or X or any provision of the Exchange Act.

4.10     No Material Adverse Change. Except as set forth in Borrower’s filings with the Securities and Exchange Commission prior to the Effective Date, there has been no Material Adverse Change since December 31, 2001, and except as disclosed to Lender in connection with, and reflected in, the draft pro-forma Financial Statements for the Borrower’s fiscal year ended December 31, 2002, there exists no event, condition or state of facts that could reasonably be expected to result in a Material Adverse Change.

4.11     Financial Matters.

(a)       Borrower has heretofore furnished to the Lender copies of (i) the audited consolidated balance sheets of Borrower and its Subsidiaries as of December 31, 2001, 2000, 1999, and 1998, and the related statements of income, stockholders’ equity and cash flows for the fiscal years then ended, together with the opinion thereon or PricewaterhouseCoopers. Except as set forth in Schedule 4.11(a) attached hereto, such financial statements have been prepared in accordance with Generally Accepted Accounting Principles and present fairly the financial condition of Borrower and its Subsidiaries on a consolidated basis as of the respective dates thereof and the consolidated results of operations of Borrower and its Subsidiaries for the respective periods then ended. Except as fully reflected in the most recent financial statements referred to above and the notes thereto, there are no material liabilities or obligations with respect to Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due).

(b)       Borrower has heretofore furnished to the Lender copies of the Annual Statements of each of the Insurance Subsidiaries as of December 31, 2001, 2000, and 1999, and for the fiscal years then ended, each as filed with the relevant Insurance Regulatory Authority (collectively, the “Historical Statutory Statements”). Except as set forth in Schedule 4.11(b) attached hereto, the Historical Statutory Statements (including, without limitation, the provisions made therein for investments and the valuation thereof, reserves, policy and contract claims and statutory liabilities) have been prepared in accordance with Statutory Accounting Principles (except as may be reflected in the notes thereto and subject, with respect to the Quarterly Statements, to the absence of notes required by Statutory Accounting Principles and to normal year-end adjustments), were in compliance with applicable Requirements of Law when filed and present fairly the financial condition of the respective Insurance Subsidiaries covered thereby as of the respective dates thereof and the results of operations, changes in capital and surplus and cash flow of the respective Insurance Subsidiaries covered thereby for the respective periods then ended. Except for liabilities and obligations disclosed or provided for in the Historical Statutory Statements (including, without limitation, reserves, policy and contract claims and statutory liabilities), no Insurance Subsidiary had, as of the date of its respective Historical Statutory Statements, any material liabilities or obligations of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due) that, in accordance with Statutory Accounting Principles, would have been required to have been disclosed or provided for in such Historical Statutory Statements. All books of account of each Insurance Subsidiary fully and fairly disclose all of its material transactions, properties, assets, investments, liabilities and obligations, are in its possession and are true, correct and complete in all material respects.

(c)       Each of Borrower and its Subsidiaries, after giving effect to the consummation of the transactions contemplated hereby, (i) will have capital sufficient to carry on its businesses as conducted and as proposed to be conducted, (ii) will have assets with a fair saleable value, determined on a going concern basis, (A) not less than the amount required to pay the probable liability on its existing debts as they become absolute and matured and (B) greater than the total amount of its liabilities (including identified contingent liabilities, valued at the amount that can reasonably be expected to become absolute and matured), and (iii) will not intend to, and will not believe that it will, incur debts or liabilities beyond its ability to pay such debts and liabilities as they mature.

4.12     Ownership of Properties. Each of Borrower and its Subsidiaries (i) has good and marketable title to all real property owned by it, (ii) holds interests as lessee under valid leases in full force and effect with respect to all material leased real and personal property used in connection with its business, and (iii) has good title to all of its other material properties and assets reflected in the most recent financial statements referred to in Section 4.11(a) (except as sold or otherwise disposed of since the date thereof in the ordinary course of business), in each case under (i), (ii) and (iii) above free and clear of all Liens other than Permitted Liens.

4.13     ERISA. Each Plan is and has been administered in compliance in all material respects with all applicable Requirements of Law, including, without limitation, the applicable provisions of ERISA and the Internal Revenue Code. No ERISA Event has occurred and is continuing or, to the knowledge of the Borrower, is reasonably expected to occur with respect to any Plan, in either case that would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. No Plan has any Unfunded Pension Liability, and neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, in either instance where the same would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. Neither Borrower nor any ERISA Affiliate is required to contribute to or has, or has at any time had, any liability to a Multiemployer Plan.

4.14     Environmental Matters.

(a)       No Hazardous Substances are or have been generated, used, located, released, treated, disposed of or stored by Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, by any other Person or otherwise, in, on or under any portion of any real property, leased or owned, of Borrower or any of its Subsidiaries, except in material compliance with all applicable

Environmental Laws, and no portion of any such real property or, to the knowledge of the Borrower, any other real property at any time leased, owned or operated by Borrower or any of its Subsidiaries, has been contaminated by any Hazardous Substance; and no portion of any real property, leased or owned, of Borrower or any of its Subsidiaries has been or, to the knowledge of the Borrower, is presently the subject of an environmental audit, assessment or remedial action.

(b)       To the knowledge of the Borrower, (i) no portion of any real property, leased or owned, of Borrower or any of its Subsidiaries has been used as or for a mine, a landfill, a dump or other disposal facility, a gasoline service station, or (other than for petroleum substances stored in the ordinary course of business) a petroleum products storage facility, (ii) no portion of such real property or any other real property at any time leased, owned or operated by Borrower or any of its Subsidiaries has, pursuant to any Environmental Law, been placed on the “National Priorities List” or “CERCLIS List” (or any similar federal, state or local list) of sites subject to possible environmental problems, and (iii) there are not and have never been any underground storage tanks situated on any real property, leased or owned, by Borrower or any of its Subsidiaries.

(c)      All activities and operations of Borrower and its Subsidiaries are in compliance with the requirements of all applicable Environmental Laws, except to the extent the failure so to comply, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries is involved in any suit, action or proceeding, or has received any notice, complaint or other request for information from any Governmental Authority or other Person, with respect to any actual or alleged Environmental Claims that, if adversely determined, would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect; and, to the knowledge of the Borrower, there are no threatened actions, suits, proceedings or investigations with respect to any such Environmental Claims, nor any basis therefor.

4.15     Compliance With Laws. Except as set forth in Schedule 4.15 attached hereto, each of Borrower and its Subsidiaries has timely filed all material reports, documents and other materials required to be filed by it under all applicable Requirements of Law with any Governmental Authority, has retained all material records and documents required to be retained by it under all applicable Requirements of Law, and is otherwise in compliance with all applicable Requirements of Law in respect of the conduct of its business and the ownership and operation of its properties, except for such Requirements of Law the failure to comply with which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

4.16     Regulated Industries. Neither Borrower nor any of its Subsidiaries is (i) an “investment company,” a company “controlled” by an “investment company, “ or an “investment advisor,” within the meaning of the Investment Company Act of 1940, as amended, or (ii) a “holding company,” a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

4.17     Insurance. The assets, properties and business of Borrower and its Subsidiaries are insured against such hazards and liabilities, under such coverages and in such amounts, as are customarily maintained by prudent companies similarly situated and under policies issued by insurers of recognized responsibility. No notice of any pending or threatened cancellation or material premium increase has been received by the Borrower or any of its Subsidiaries with respect to any such policies, and the Borrower and each of its Subsidiaries are in substantial compliance with all conditions contained therein.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, until the termination of the Commitment and the payment in full of all principal and interest with respect to the Loans together with all other amounts then due and owing hereunder:

5.1       GAAP Financial Statements. The Borrower will deliver to the Lender:

(a)       As soon as available and in any event within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year, beginning with the fiscal quarter ended March 31, 2003, unaudited consolidated and consolidating balance sheets of Borrower and its Subsidiaries as of the end of such fiscal quarter and unaudited consolidated and consolidating statements of income, stockholders’ equity and cash flows for Borrower and its Subsidiaries for the fiscal quarter then ended and for that portion of the fiscal year then ended, in each case setting forth comparative consolidated figures as of the end of and for the corresponding period in the preceding fiscal year, all prepared in accordance with Generally Accepted Accounting Principles (subject to the absence of notes required by Generally Accepted Accounting Principles and subject to normal year-end audit adjustments) applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such quarter; and

(b)       As soon as available and in any event within 120 days after the end of each fiscal year, beginning with the fiscal year ended December 31, 2002, (i) an audited consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal year and audited consolidated statements of income, stockholders’ equity and cash flows for Borrower and its Subsidiaries for the fiscal year then ended, including the applicable notes, in each case setting forth comparative figures as of the end of and for the preceding fiscal year, certified by the independent certified public accounting firm regularly retained by Borrower or another independent certified public accounting firm of recognized national standing reasonably acceptable to the Lender, together with (y) a report thereon by such accountants that is not qualified as to going concern or scope of audit and to the effect that such financial statements present fairly the consolidated financial condition and results of operations of Borrower and its Subsidiaries as of the dates and for the periods indicated in accordance with generally accepted accounting principles applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during such year, and (z) a report by such accountants to the effect that, based on and in connection with their examination of the financial statements of Borrower and its Subsidiaries, they obtained no knowledge of the occurrence or existence of any Default or Event of Default relating to accounting or financial reporting matters, or a statement specifying the nature and period of existence of any such Default or Event of Default disclosed by their audit; provided, however, that such accountants shall not be liable by reason of the failure to obtain knowledge of any Default or Event of Default that would not be disclosed or revealed in the course of their audit examination, and (ii) an unaudited consolidating balance sheet of Borrower and its Subsidiaries as of the end of such fiscal year and unaudited consolidating statements of income, stockholders’ equity and cash flows for Borrower and its Subsidiaries for the fiscal year then ended, all in reasonable detail.

5.2       Statutory Financial Statements. Borrower will deliver to the Lender:

(a)       As soon as available and in any event within fifty (50) days after the end of each of the first three fiscal quarters of each fiscal year, beginning with the fiscal quarter ending March 31, 2003, a Quarterly Statement of each Insurance Subsidiary as of the end of such fiscal quarter and for that portion of the fiscal year then ended, in the form filed with the relevant Insurance Regulatory Authority, prepared in accordance with Statutory Accounting Principles applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such quarter; and

(b)       As soon as available and in any event within sixty-five (65) days after the end of each fiscal year, beginning with the fiscal year ending December 31, 2003, an Annual Statement of each Insurance Subsidiary as of the end of such fiscal year and for the fiscal year then ended, in the form filed with the relevant Insurance Regulatory Authority, prepared in accordance with Statutory Accounting Principles applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such year;

(c)       As soon as available and in any event within 135 days after the end of each fiscal year, beginning with the fiscal year ended December 31, 2003, an unaudited consolidated balance sheet of VFIC and its Insurance Subsidiaries as of the end of such fiscal year and unaudited consolidated statements of income, stockholders’ equity and cash flows for Borrower and its Insurance Subsidiaries for the fiscal year then ended, in each case setting forth comparative consolidated figures as of the end of and for the preceding fiscal year, all prepared in accordance with Statutory Accounting Principles applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such year; and

(d)       As soon as available and in any event within 155 days after the end of each fiscal year, beginning with the fiscal year ended December 31, 2003 (but only if and to the extent required by the applicable Insurance Regulatory Authority with regard to any Insurance Subsidiary), a certification by the independent certified public accounting firm referred to in Section 5. l(b) as to the Annual Statement of each such Insurance Subsidiary as of the end of such fiscal year and for the fiscal year then ended, together with a report thereon by such accountants that is not qualified as to going concern or scope of audit and to the effect that such financial statements present fairly the consolidated financial condition and results of operations of such Insurance Subsidiary as of the date and for the period indicated in accordance with statutory accounting principles applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during such year.

5.3       Other Business and Financial Information. Borrower will deliver to the Lender:

(a)       Concurrently with each delivery of the financial statements described in Sections 5.1 and 5.2, a Compliance Certificate in the form of Exhibit D-1 (in the case of the financial statements described in Section 5.1) or Exhibit D-2 (in the case of the financial statements described in Section 5.2) with respect to the period covered by the financial statements then being delivered, executed by the chief financial officer, vice president–finance or treasurer of Borrower, together, in the case of the financial statements described in Section 5.1, with a Covenant Compliance Worksheet reflecting the computation of the financial covenants set forth in Sections 6.1 (on an annual basis), 6.2, 6.4 and 6.5 as of the last day of the period covered by such financial statements, and in the case of the financial statements described in Section 5.2, with a Covenant Compliance Worksheet reflecting the computation of the financial covenants set forth in Section 6.6 as of the last day of the period covered by such financial statements;

(b)       Promptly upon filing with the relevant Insurance Regulatory Authority and in any event within ninety (90) days after the end of each fiscal year, beginning with the fiscal year ended December 31, 2003, a copy of each Insurance Subsidiary’s “Statement of Actuarial Opinion” (or equivalent information should the relevant Insurance Regulatory Authority not require such a statement) as to the adequacy of such Insurance Subsidiary’s loss reserves for such fiscal year, together with a copy of its management discussion and analysis in connection therewith, each in the format prescribed by the applicable insurance laws of such Insurance Subsidiary’s jurisdiction of domicile;

(c)       Promptly upon the sending, filing or receipt thereof, copies of (i) all financial statements, reports, notices and proxy statements that Borrower or any of its Subsidiaries shall send or make available generally to its shareholders, (ii) all reports (other than earnings press releases) on Form 10-Q, Form 10-K or Form 8-K (or their successor forms) or registration statements and prospectuses (other than on Form S-8 or its successor form) that Borrower or any of its Subsidiaries shall render to or file with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. or any national securities exchange, (iii) all reports on Form A or Form B (or their successor forms) that any Insurance Subsidiary shall file with any Insurance Regulatory Authority, (iv) all significant reports on examination or similar significant reports, financial examination reports or market conduct examination reports by the NAIC or any Insurance

Regulatory Authority or other Governmental Authority with respect to any Insurance Subsidiary’s insurance business, and (v) all significant filings made under applicable state insurance holding company acts by Borrower or any of its Subsidiaries, including, without limitation, filings seeking approval of transactions with Affiliates;

(d)       Promptly upon (and in any event within five (5) Business Days after) obtaining knowledge thereof, written notice of any of the following:

(i)       the occurrence of any Default or Event of Default, together with a written statement of the chief executive officer, chief financial officer or vice president–finance of Borrower specifying the nature of such Default or Event of Default, the period of existence thereof and the action that Borrower has taken and proposes to take with respect thereto,

(ii)      the institution or written threatened institution of any action, suit, investigation or proceeding against or affecting Borrower or any of its Subsidiaries, including any such investigation or proceeding by any Insurance Regulatory Authority or other Governmental Authority (other than routine periodic inquiries, investigations or reviews), that would, if adversely determined, be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, and any material development in any litigation or other proceeding previously reported pursuant to Section 4.5 or this Section 5.3(d)(ii);

(iii)     the receipt by Borrower or any of its Subsidiaries from any Insurance Regulatory Authority or other Governmental Authority of (i) any written notice asserting any failure by Borrower or any of its Subsidiaries to be in compliance with applicable Requirements of Law or that threatens the taking of any action against Borrower or such Subsidiary or sets forth circumstances that, if taken or adversely determined, would be reasonably likely to have a Material Adverse Effect, or (ii) any notice of any actual or threatened suspension, limitation or revocation of, failure to renew, or imposition of any restraining order, escrow or impoundment of funds in connection with, any license, permit, accreditation or authorization of Borrower or any of its Subsidiaries, where such action would be reasonably likely to have a Material Adverse Effect; (iv) the occurrence of any ERISA Event, together with (i) a written statement of the chief executive officer, chief financial officer or vice president–finance of Borrower specifying the details of such ERISA Event and the action that Borrower has taken and proposes to take with respect thereto, (ii) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC and (iii) a copy of any notice delivered by the PBGC to Borrower or such ERISA Affiliate with respect to such ERISA Event:

(v)      the occurrence of any decrease in (y) the rating given by either Standard & Poor’s or Moody’s with respect to Borrower’s senior publicly traded Indebtedness or (z) the rating given to any Insurance Subsidiary by A.M. Best & Company; and

(vi)     any other matter or event that has, or would be reasonably likely to have, a Material Adverse Effect, together with a written statement of the chief executive officer, chief financial officer or vice president–finance of Borrower setting forth the nature and period of existence thereof and the action that Borrower has taken and proposes to take with respect thereto,

(e)       Within five (5) Business Days after request therefor by the Lender, if theretofore prepared and delivered to Borrower, or within ninety (90) days after request therefor by the Lender from time to time (but not more than once per year), if not theretofore prepared and delivered to Borrower, in either case at Borrower’s expense, an actuarial review and valuation statement of, and opinion as to the adequacy of, each Insurance Subsidiary’s loss and loss adjustment expense reserve positions as of the end of such year with respect to the insurance business then in force, and covering such other subjects as are customary in actuarial reviews, prepared by PricewaterhouseCoopers or another independent actuarial firm reasonably acceptable to the Lender, together with a favorable review letter thereon by Borrower’s regularly retained independent certified public accountants, all in form and substance satisfactory to the Lender; and

(f)       As promptly as reasonably possible, such other information about the business, condition (financial or otherwise), operations or properties of Borrower or any of its Subsidiaries as the Lender may from time to time reasonably request.

5.4       Corporate Existence; Franchises; Maintenance of Properties. Borrower will, and will cause each of its Subsidiaries to, (i) maintain and preserve in full force and effect its corporate existence, except as expressly permitted otherwise by Section 7.1, (ii) obtain, maintain and preserve in full force and effect all other rights, franchises, licenses, permits, certifications, approvals and authorizations required by Governmental Authorities and necessary to the ownership, occupation or use of its properties or the conduct of its business, except to the extent the failure to do so would not be reasonably likely to have a Material Adverse Effect, and (iii) keep all material properties in good working order and condition (normal wear and tear excepted) and from time to time make all necessary repairs to and renewals and replacements of such properties, except to the extent that any of such properties are obsolete or are being replaced.

5.5       Compliance with Laws. Borrower will, and will cause each of its Subsidiaries to, comply in all respects with all Requirements of Law applicable in respect of the conduct of its business and the ownership and operation of its properties, except to the extent the failure so to comply would not be reasonably likely to have a Material Adverse Effect.

5.6       Payment of Obligations. Borrower will, and will cause each of its Subsidiaries to, (i) pay all liabilities and obligations as and when due (subject to any applicable subordination provisions), except to the extent failure to do so would not be reasonably likely to have a Material Adverse Effect, and (ii) pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, upon its income or profits or upon any of its properties, prior to the date on which penalties would attach thereto, and all lawful claims that, if unpaid, might become a Lien upon any of the properties of Borrower or any of its Subsidiaries; provided, however, that neither Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which Borrower or such Subsidiary is maintaining adequate reserves with respect thereto in accordance with Generally Accepted Accounting Principles.

5.7       Insurance. Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies insurance with respect to its assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated; provided that Borrower and its Subsidiaries may self-insure against risks consistent with customary industry practices for companies in the same or similar businesses, of similar size and with similar risk parameters.

5.8       Maintenance of Books and Records; Inspection. Borrower will, and will cause each of its Subsidiaries to, (i) maintain adequate books, accounts and records, in which full, true and correct entries shall be made of all financial transactions in relation to its business and properties, and prepare all financial statements required under this Agreement, in each case in accordance with Generally Accepted Accounting Principles or Statutory Accounting Principles, as applicable, and in compliance with the requirements of any Governmental Authority having jurisdiction over it, and (ii) permit employees or agents of the Lender to inspect its properties and examine or audit its books, records, working papers and accounts and make copies and memoranda of them, and to discuss its affairs, finances and accounts with its officers and employees and, upon notice to Borrower, the independent public accountants of Borrower and its Subsidiaries (and by this provision Borrower authorizes such accountants to discuss the finances and affairs of the Borrower and its Subsidiaries), all at such times and from time to time, upon reasonable notice and during business hours, as may be reasonably requested.

5.9       Subsidiary Dividends. Borrower will take all action necessary to cause its Subsidiaries to make such dividends, distributions or other payments to the Borrower as shall be necessary for Borrower to make payments of the principal of and interest on the Loans in accordance with the terms of this Agreement. In the event the approval of any Governmental Authority or other Person is required in order for any such Subsidiary to make any such dividends, distributions or other payments to Borrower, or for Borrower to make any such principal or interest payments, Borrower will forthwith exercise its best efforts and take all reasonable actions permitted by law and necessary to obtain such approval.

5.10     Further Assurances. Borrower will, and will cause each of its Subsidiaries to, make, execute, endorse, acknowledge and deliver any amendments, modifications or supplements hereto and restatements hereof and any other agreements, instruments or documents, and take any and all such other actions, as may from time to time be reasonably requested by the Lender to effect, confirm or further assure or protect and preserve the interests, rights and remedies of the Lender under this Agreement and the other Credit Documents.

5.11     2002 Financial Statements. Notwithstanding anything contained herein to the contrary, Lender shall have the right to review the 2002 audited financial statements of Borrower and Subsidiaries delivered pursuant to Section 5.1(b) and, prior to April 15, 2003, terminate this Commitment if such statements reflect a failure by Borrower to comply with any of the financial covenants set forth in Sections 6.2, 6.4 or 6.6 (measured as of December 31, 2002).

ARTICLE VI

FINANCIAL COVENANTS

The Borrower covenants and agrees that, until the termination of the commitment and the payment in full of all principal and interest with respect to the Loans together with all other amounts then due and owing hereunder:

6.1       Consolidated Net Income. Borrower will not permit Consolidated Net Income (excluding realized gains and losses) for any calendar year to be less than $15,000,000.

6.2       Consolidated Debt to Capital Ratio. Beginning with the quarter ending March 31, 2003, Borrower and its Subsidiaries shall achieve and within thirty (30) days of the end of each quarter provide evidence to Lender of the achievement of a Consolidated Debt to Capital Ratio of not more than thirty-nine percent (39%).

6.3       Credit Rating. VFIC will at all times maintain a credit rating of “B” or higher, as measured by A. M. Best & Company.

6.4       Minimum GAAP Net Worth. Borrower will not permit its consolidated net worth, as calculated in accordance with GAAP, to be less than $208 million.

6.5       Interest Coverage Ratio. Beginning with the calendar year ending December 31, 2003, Borrower shall achieve and within ninety (90) days of the end of each year provide evidence to the Lender of the achievement of an Interest Coverage Ratio of not less than 1.5 to 1.0.

6.6       Risk-Based Capital. Borrower will not permit “total adjusted capital” (within the meaning of the Risk-Based Capital for Insurers Model Act as promulgated by the NAIC as of the date hereof (the “Model Act”)) of VFIC at any time from and after the Effective Date to be less than 150% of the applicable “Authorized Control Level” (within the meaning of the Model Act) for VFIC at such time.

ARTICLE VII

NEGATIVE COVENANTS

The Borrower covenants and agrees that, until the termination of the Commitment and the payment in full of all principal and interest with respect to the Loans together with all other amounts then due and owing hereunder:

7.1       Merger; Consolidation. Borrower will not, and will not permit or cause any of its Significant Subsidiaries to, liquidate, wind up or dissolve, or enter into any consolidation, merger or other combination, or agree to do any of the foregoing; provided, however, that Borrower or any Significant Subsidiary may merge into or consolidate with any other Person so long as (i) the surviving corporation is Borrower or a Wholly Owned Subsidiary (and in any event, if Borrower is a party to such merger or consolidation, the surviving corporation shall be Borrower) and (ii) immediately after giving effect thereto, no Default or Event of Default would exist.

7.2       Indebtedness. Borrower will not create, incur, assume or suffer to exist, and will not permit or cause any of its Subsidiaries to create, incur, or knowingly assume or suffer to exist, any Indebtedness that ranks senior or pari passu (with respect to the Collateral) in any respect to the Indebtedness under this Agreement (or any portion thereof) as to payment or performance or as to dividends or distributions upon bankruptcy, insolvency, liquidation or winding-up.

7.3       Liens. Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist, or enter into or suffer to exist any agreement or restriction that prohibits or conditions the creation, incurrence or assumption of, any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or agree to do any of the foregoing, other than the following (collectively, “Permitted Liens”):

(i)       Liens in favor of the Lender:

(ii)      Liens in existence on the Effective Date and set forth on Schedule 7.3 and all renewals and replacements thereof;

(iii)     Liens imposed by law, such as Liens of carriers, warehousemen, mechanics, materialmen and landlords, and other similar Liens incurred in the ordinary course of business for sums not constituting borrowed money that are not overdue for a period of more than thirty (30) days or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with Generally Accepted Accounting Principles;

(iv)     Liens (other than any Lien imposed by ERISA, the creation or incurrence of which would result in an Event of Default under Section 8.1(i)) incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure the performance of letters of credit, bids, tenders, statutory obligations, surety and appeal bonds, leases, government contracts and other similar obligations (other than obligations for borrowed money) entered into in the ordinary course of business;

(v)      Liens for taxes, assessments or other governmental charges or statutory obligations that are not delinquent or remain payable without any penalty or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with Generally Accepted Accounting Principles;

(vi)     Liens in connection with pledges and deposits made pursuant to statutory and regulatory requirements of Insurance Regulatory Authorities by an Insurance Subsidiary in the ordinary course of its business, for the purpose of securing regulatory capital or satisfying other financial responsibility requirements;

(vii)    Liens upon cash, United States government and agency securities and other investments of Borrower and its Subsidiaries, securing obligations incurred in connection with reverse repurchase transactions, Federal Home Loan Bank borrowings and other similar investment management transactions;

(viii)   Purchase money Liens upon real or personal property used by Borrower or any of its Subsidiaries in the ordinary course of its business, securing Indebtedness incurred solely to pay all or a portion of the purchase price thereof (including in connection with capital leases, and including mortgages or deeds of trust upon real property and improvements thereon), provided that the aggregate principal amount at any time outstanding of all Indebtedness secured by such Liens does not exceed an amount equal to 5% of the value of the total assets of Borrower and its Subsidiaries at such time, determined on a consolidated basis in accordance with Generally Accepted Accounting Principles as of the date of the financial statements of Borrower and its Subsidiaries most recently delivered under Section 5.1 prior to such time (or, with regard to determinations at any time prior to the initial delivery of financial statements under Section 5.1, as of the date of the most recent financial statements referred to in Section 4.11(a)), and provided further that any such Lien (i) shall attach to such property concurrently with or within ten (10) days after the acquisition thereof by Borrower or such Subsidiary, (ii) shall not exceed the lesser of (y) the fair market value of such property or (z) the cost thereof to Borrower or such Subsidiary and (iii) shall not encumber any other property of Borrower or any of its Subsidiaries;

(ix)     Liens on Vesta Margin Stock, to the extent the fair market value thereof exceeds 25% of the fair market value of the assets of Borrower and its Subsidiaries (including Vesta Margin Stock);

(x)      Any attachment or judgment Lien not constituting an Event of Default under Section 8.1(h) that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with Generally Accepted Accounting Principles;

(xi)     With respect to any real property occupied by Borrower or any of its Subsidiaries, all easements, rights of way, licenses and similar encumbrances on title that do not materially impair the use of such property for its intended purposes; and

(xii)    Liens in favor of the trustee or agent under any agreement or indenture relating to Indebtedness of Borrower and its Subsidiaries permitted under this Agreement, covering sums required to be deposited with such trustee or agent thereunder.

7.4       Disposition of Assets. Without obtaining the prior written consent of the Lender, which consent shall not be unreasonably withheld, Borrower will not, and will not permit or cause any of its Subsidiaries to, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) all or any portion of its assets, business or properties, or enter into any arrangement with any Person providing for the lease by Borrower or any Subsidiary as lessee of any asset that has been sold or transferred by Borrower or such Subsidiary to such Person, or agree to do any of the foregoing, except for:

(i)       sales or pledges of investments by the Insurance Subsidiaries in the ordinary course of business, including in connection with Federal Home Loan Bank borrowings;

(ii)      the sale or exchange of used or obsolete equipment to the extent (A) the proceeds of such sale are applied towards, or such equipment is exchanged for, similar replacement equipment or (B) such equipment is no longer necessary for the operations of Borrower or its applicable Subsidiary in the ordinary course of business;

(iii)     the sale, lease or other disposition of assets by a Subsidiary of Borrower to Borrower or to another Wholly Owned Subsidiary, to the extent permitted by applicable Requirements of Law and each relevant Insurance Regulatory Authority, provided that (A) immediately after giving effect thereto, no Default or Event of Default would exist, (B) in no event shall Borrower contribute, sell or otherwise transfer, or permit VFIC to issue or sell, any of the capital stock of VFIC to any other Subsidiary, and (C) such sale or disposition would not adversely affect the ability of any Insurance Subsidiary party thereto to pay dividends or otherwise make distributions to its parent;

(iv)     the sale or other disposition of any Vesta Margin Stock to the extent the fair market value thereof is less than 25% of the fair market value of the assets of Borrower and its Subsidiaries (including Vesta Margin Stock), provided that fair value is received in exchange therefor; and

(v)      the sale or disposition of assets outside the ordinary course of business, provided that (A) the net proceeds from any such sale or disposition do not exceed an amount equal to the least of the following: (1) 10% of the total assets of Borrower and its Subsidiaries on a consolidated basis, (2) 10% of the total revenues of Borrower and its Subsidiaries on a consolidated basis, and (3) 10% of the total net earnings of Borrower and its Subsidiaries on a consolidated basis, in each case as determined as of the date of the financial statements of Borrower and its Subsidiaries most recently delivered under Section 5.1 prior to such time (or, with regard to determinations at any time prior to the initial delivery of financial statements under Section 5.1, as of the date of the most recent financial statements referred to in Section 4.11(a)), (B) immediately after giving effect thereto, Borrower would be in compliance with the provisions of Section 6.2, such compliance determined on a pro forma basis in accordance with Generally Accepted Accounting

Principles as if such sale or disposition had been consummated on the last day of the then most recently ended fiscal quarter, (C) immediately after giving effect thereto, no Default or Event of Default would exist, and (D) in no event shall Borrower or any of its Subsidiaries sell or otherwise dispose of any of the capital stock or other ownership interests of VFIC or any other Significant Subsidiary.

7.5       Transactions with Affiliates. Borrower will not, and will not permit or cause any of its Subsidiaries to, enter into any transaction with any officer, director, stockholder or other Affiliate of Borrower or any Subsidiary, except in the ordinary course of its business and upon fair and reasonable terms that are no less favorable to it than would obtain in a comparable arm’s length transaction with a Person other than an Affiliate of Borrower or such Subsidiary; provided, however, that nothing contained in this Section shall prohibit:

(i)       transactions between and among Borrower and its Wholly Owned Subsidiaries;

(ii)      transactions under incentive compensation plans, stock option plans and other employee benefit plans, and loans and advances from Borrower or any of its Subsidiaries to its officers, in each case that have been approved by the board of directors of Borrower or any of its Subsidiaries; and

(iii)     the payment by Borrower of reasonable and customary fees to members of its board of directors.

7.6       Lines of Business. Borrower will not, and will not permit or cause any of its Subsidiaries to, engage to any substantial degree in any business other than the lines of property and casualty insurance business and other businesses engaged in by Borrower and its Subsidiaries on the date hereof or a business reasonably related thereto.

7.7       Fiscal Year. Borrower will not, and will not permit or cause any of its Subsidiaries to, change the ending date of its fiscal year to a date other than December 31 unless (i) Borrower shall have given the Lender written notice of its intention to change such ending date at least sixty (60) days prior to the effective date thereof and (ii) prior to such effective date this Agreement shall have been amended to make any changes in the financial covenants and other terms and conditions to the extent necessary, in the reasonable determination of the Lender, to reflect the new fiscal year ending date.

7.8       Accounting Changes. Borrower will not, and will not permit or cause any of its Subsidiaries to, make or permit any material change in its accounting policies or reporting practices, except as may be required or permitted by Generally Accepted Accounting Principles or Statutory Accounting Principles, as applicable.

7.9       Dividends. Borrower will not pay any dividends on account of its equity securities while a Default or an Event of Default has occurred and is continuing both immediately before and after giving effect to the payment of such dividends.

ARTICLE VIII

EVENTS OF DEFAULT

8.1       Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)       The Borrower shall fail to pay (i) any principal payable under the terms of the Note, or (ii) not later than five Business Days of the date when due any interest or any fee or any other Obligation due under the Note or this Agreement;

(b)       The Borrower shall fail to observe, perform or comply with any condition, covenant or agreement contained in any of Sections 2.11, 5.3(d)(i) or 5.4(i), Article VI, or Sections 7.1 through 7.4, inclusive, or Section 7.9;

(c)       Borrower or any of its Subsidiaries shall fail to observe, perform or comply with any condition, covenant or agreement contained in this Agreement or any of the other Credit Documents other than those enumerated in subsections (a) and (b) above, and such failure shall continue unremedied for any grace period specifically applicable thereto or, if no such grace period is applicable, for a period of thirty (30) days after Borrower acquires knowledge thereof;

(d)       Any material representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in this Agreement, any of the other Credit Documents or in any certificate, instrument, report or other document furnished in connection herewith or therewith or in connection with the transactions contemplated hereby or thereby shall prove to have been false or misleading in any material respect as of the time made, deemed made or furnished;

(e)       Borrower or any of its Subsidiaries shall (i) fail to pay when due (whether by scheduled maturity, acceleration or otherwise and after giving effect to any applicable grace period) any principal of or interest on any Indebtedness (other than the Indebtedness incurred pursuant to this Agreement) having an aggregate principal amount of at least $500,000; or (ii) fail to observe, perform or comply with any condition, covenant or agreement contained in any agreement or instrument evidencing or relating to any such Indebtedness, or any other event shall occur or condition exist in respect thereof, and the effect of such failure, event or condition is to cause, or permit the holder or holders of such Indebtedness (or a trustee or agent on its or their behalf) to cause (with the giving of notice, lapse of time, or both), such Indebtedness to become due, or to be prepaid, redeemed, purchased or defeased, prior to its stated maturity;

(f)       Borrower or any of its Significant Subsidiaries shall (i) file a voluntary petition or commence a voluntary case seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts or any other relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any petition or case of the type described in subsection (g) below, (iii) apply for or consent to the appointment of or taking possession by a custodian, trustee, receiver or similar official for or of itself or all or a substantial part of its properties or assets, (iv) fail generally, or admit in writing its inability, to pay its debts generally as they become due, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action to authorize or approve any of the foregoing;

(g)       Any involuntary petition or case shall be filed or commenced against Borrower or any of its Significant Subsidiaries seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts, the appointment of a custodian, trustee, receiver or similar official for it or all or a substantial part of its properties or any other relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, and such petition or case shall continue undismissed and unstayed for a period of sixty (60) days; or an order, judgment or decree approving or ordering any of the foregoing shall be entered in any such proceeding;

(h)       Any one or more money judgments, writs or warrants of attachment, executions or similar processes involving an aggregate amount (exclusive of amounts fully bonded or covered by insurance as to which the surety or insurer, as the case may be, has acknowledged its liability in writing) in excess of $1,000,000 that would cause a Material Adverse Change shall be entered or filed against Borrower or any of its Subsidiaries or any of their respective properties, and (i) the same is not dismissed, stayed or discharged within sixty (60) days or is not otherwise being appropriately contested in good faith and in a manner reasonably satisfactory to the Lender, or (ii) the same is not dismissed, stayed or discharged within five (5) days prior to any proposed sale of assets of Borrower or any Subsidiary pursuant thereto, or (iii) any action shall be legally taken by a judgment creditor to levy upon assets of Borrower or any Subsidiary to enforce the same;

(i)        Any ERISA Event shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result thereof, together with all other ERISA Events then existing, there shall exist a reasonable likelihood of liability to any one or more Plans or Multiemployer Plans or to the PBGC (or to any combination thereof) in excess of $500,000 with respect to Borrower or any ERISA Affiliate;

(j)        Any Insurance Regulatory Authority or other Governmental Authority having jurisdiction shall issue any order of conservation, supervision, rehabilitation or liquidation or any other order of similar effect in respect of any Insurance Subsidiary, and such action, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect;

(k)       Any one or more licenses, permits, accreditations or authorizations of Borrower or any of its Subsidiaries shall be suspended, limited or terminated or shall not be renewed, or any other action shall be taken, by any Governmental Authority in response to any alleged failure by Borrower or any of its Subsidiaries to be in compliance with applicable Requirements of Law, and such action, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect; or

(l)        Any of the following shall occur: (i) any Person or group of Persons acting in concert as a partnership or other group shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become, after the date hereof, the ‘‘beneficial owner” (within the meaning of such term under Rule 13d-3 under the Exchange Act) of securities of Borrower representing 30% or more of the combined voting power of the then outstanding securities of Borrower ordinarily (and apart from rights accruing under special circumstances) having the right to vote on matters, other than the election of directors, submitted to holders of Borrower’s common stock; (ii) the Board of Directors of Borrower shall cease to consist of a majority of the individuals who constituted the Board of Directors of Borrower as of the date hereof or who shall have become a member thereof subsequent to the date hereof after having been nominated, or otherwise approved in writing, by at least a majority of individuals who constituted the Board of Directors of Borrower as of the date hereof (or their replacements approved as herein required); or (iii) Borrower shall cease to own directly 100% of the issued and outstanding capital stock of VFIC or its successor by merger or consolidation as permitted hereunder (including, without limitation, as a result of the contribution, sale or transfer by Borrower, or the issuance or sale by VFIC, of any capital stock of VFIC to any one or more other Subsidiaries of Borrower).

8.2       Remedies; Termination of Commitment, Acceleration, etc. Upon and at any time after the occurrence and during the continuance of any Event of Default, the Lender may take any or all of the following actions at the same or different times:

(a)       Declare the Commitment to be terminated, whereupon the same shall terminate provided that, upon the occurrence of an Event of Default pursuant to Section 8.1(a), 8.1(b), 8.1 (c), 8.1 (g) or Section 8.1(h), the Commitment shall automatically be terminated);

(b)       Declare all or any part of the outstanding principal amount of the Loans to be immediately due and payable, whereupon the principal amount so declared to be immediately due and payable, together with all interest accrued thereon and all other amounts payable under this Agreement, the Note and the other Credit Documents, shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower provided that, upon the occurrence of an Event of Default pursuant to Section 8.1(c), 8.1(g) or Section 8.1(h), all of the outstanding principal amount of the Loans and all other amounts described in this subsection (b) shall automatically become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower); and

(c)       Exercise all rights and remedies available to it under this Agreement, the other Credit Documents and applicable law.

8.3       Remedies; Set-Off. In addition to all other rights and remedies available under the Credit Documents or applicable law or otherwise, upon and at any time after the occurrence and during the continuance of any Event of Default, the Lender may, and is hereby authorized by the Borrower, at any such time and from time to time, to the fullest extent permitted by applicable law, without presentment, demand, protest or other notice of any kind, all of which are hereby knowingly and expressly waived by the Borrower, to set off and to apply any and all deposits (general or special, time or demand, provisional or final) and any other property at any time held (including at any branches or agencies, wherever located), and any other indebtedness at any time owing, by the Lender to or for the credit or the account of the Borrower against any or all of the Obligations to the Lender now or hereafter existing, whether or not such Obligations may be contingent or unmatured, the Borrower hereby granting to each Lender a continuing security interest in and Lien upon all such deposits and other property as security for such Obligations. The Lender agrees to notify the Borrower promptly after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

ARTICLE IX

MISCELLANEOUS

9.1       Fees and Expenses. In addition to the fee set forth in Section 3.1(a)(iii), the Borrower agrees (i) whether or not the transactions contemplated by this Agreement shall be consummated, to pay upon demand all reasonable out-of-pocket costs and expenses of the Lender (including, without limitation, the reasonable fees and expenses of counsel to the Lender) in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Credit Documents, and any amendment, modification or waiver hereof or thereof or consent with respect hereto or thereto, (ii) to pay upon demand all reasonable out-of-pocket costs and expenses of the Lender (including, without limitation, the reasonable fees and expenses of counsel to the Lender) in connection with (A) any refinancing or restructuring of the credit arrangement provided under this Agreement, whether in the nature of a “work-out,” in any insolvency or bankruptcy proceeding or otherwise and whether or not consummated, and (B) the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement or any of the other Credit Documents, whether in any action, suit or proceeding (including any bankruptcy or insolvency proceeding) or otherwise, and (iii) to pay and hold harmless the Lender from and against all liability for any intangibles, documentary, stamp or other similar taxes, fees and excises, if any, including any interest and penalties, and any finder’s or brokerage fees, commissions and expenses (other than any fees, commissions or expenses of finders or brokers engaged by the Lender), that may be payable in connection with the transactions contemplated by this Agreement and the other Credit Documents.

9.2       Indemnification. The Borrower agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to indemnify and hold harmless the Lender and each of their respective directors, officers, employees, agents and Affiliates (each, an “Indemnified Person”) from and against any and all claims, losses, damages, obligations, liabilities, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) of any kind or nature whatsoever, whether direct, indirect or consequential (collectively, ‘‘Indemnified Costs”), that may at any time be imposed on, incurred by or asserted against any such Indemnified Person as a result of, arising from or in any way relating to the preparation, execution, performance or enforcement of this Agreement or any of the other Credit Documents, any of the transactions contemplated herein or therein or any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loans, or any action, suit or proceeding (including any inquiry or investigation) by any Person, whether threatened or initiated, related to any of the foregoing, and in any case whether or not such Indemnified Person is a party to any such action, proceeding or suit or a subject of any such inquiry or investigation; provided, however, that no Indemnified Person shall have the right to be indemnified hereunder for any Indemnified Costs to the extent resulting from the gross negligence or willful misconduct of such Indemnified Person. All of the foregoing Indemnified Costs of any Indemnified Person shall be paid or reimbursed by the Borrower, as and when incurred and upon demand.

9.3       Governing Law; Consent to Jurisdiction. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS HAVE BEEN EXECUTED, DELIVERED AND ACCEPTED IN, AND SHALL BE DEEMED TO HAVE BEEN MADE IN, ALABAMA AND SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ALABAMA (WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF). THE BORROWER HEREBY CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF ANY STATE COURT WITHIN JEFFERSON COUNTY, ALABAMA OR ANY FEDERAL COURT LOCATED WITHIN THE NORTHERN DISTRICT OF THE STATE OF ALABAMA FOR ANY PROCEEDING INSTITUTED HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS, OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, OR ANY PROCEEDING TO WHICH THE LENDER OR THE BORROWER IS A PARTY, INCLUDING ANY ACTIONS BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH, ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE LENDER OR THE BORROWER. THE BORROWER IRREVOCABLY AGREES TO BE BOUND (SUBJECT TO ANY AVAILABLE RIGHT OF APPEAL) BY ANY JUDGMENT RENDERED OR RELIEF GRANTED THEREBY AND FURTHER WAIVES ANY OBJECTION THAT IT MAY HAVE BASED ON LACK OF JURISDICTION OR IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY SUCH PROCEEDING. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST ANY OTHER PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

9.4       Arbitration; Preservation and Limitation of Remedies.

(a)       Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Credit Document (“Disputes”) between the Borrower and the Lender, shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from documents executed in the future, or claims arising out of or connected with the transactions contemplated by this Agreement and the other Credit Documents. Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”), as in effect from time to time, and Title 9 of the U.S. Code, as amended. All arbitration hearings shall be conducted in Birmingham, Alabama. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitation shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. The panel from which all arbitrators are selected shall include only licensed attorneys. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted.

(b)       Notwithstanding the preceding binding arbitration provisions, the parties hereto agree to preserve, without diminution, certain remedies that any party hereto may employ or exercise freely, either alone, in conjunction with or during a Dispute. Any party hereto shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights of self-help, including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (ii) obtaining provisional or ancillary remedies, including injunctive relief, sequestration, garnishment, attachment, appointment of a receiver and filing an involuntary bankruptcy proceeding; and (iii) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute. The parties hereto agree that no party shall have a remedy of punitive or exemplary damages against any other party in any Dispute, and each party hereby waives any right or claim to punitive or exemplary damages that it has now or that may arise in the future in connection with any Dispute, whether such Dispute is resolved by arbitration or judicially.

9.5       Notices. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile transmission or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered to the party to be notified at the following addresses:

(a)       if to either Borrower, to Vesta Insurance Group, Inc., 3760 River Run Drive, Birmingham, Alabama 35243, Attention: Norman W. Gayle, III, Telecopy No. (205) 970-7007, with a copy to Vesta Insurance Group, Inc., 3760 River Run Drive, Birmingham, Alabama 35243, Attention: Donald W. Thornton, Telecopy No. (205) 970-7007;

(b)       if to First Commercial Bank, 800 Shades Creek Parkway, P. O. Box 11746, Birmingham, Alabama 35202-1746, Attention: James W. Brunstad, Telecopy No. (205) 868-4898; and

or in each case, to such other address as any party may designate for itself by like notice to all other parties hereto. All such notices and communications shall be deemed to have been given (i) if mailed as provided above by any method other than overnight delivery service, on the third Business Day after deposit in the mails, (ii) if mailed by overnight delivery service, telegraphed, telexed, telecopied or cabled, when delivered for overnight delivery, delivered to the telegraph company, confirmed by telex answer back transmitted by telecopier or delivered to the cable company, respectively, or (iii) if delivered by hand, upon delivery; provided that notices and communications to the Lender shall not be effective until received by the Lender.

9.6       Amendments, Waivers, etc. No amendment, modification, waiver or discharge of termination of, or consent to any departure by the Borrower from, any provision of this Agreement or any other Credit Document, shall be effective unless in a writing signed by the Lender and then the same shall be effective only in the specific instance and for the specific purpose for which given.

9.7       Participations.

(a)       The Lender may, without the consent of the Borrower, sell to one or more other Persons with its principal place of business in the United States (each, a “Participant”) participations in any portion comprising less than all of its rights and obligations under this Agreement (including, without limitation, a portion of its Commitment, the outstanding Loans made by it and the Note or Notes held by it); provided, however, that (i) the Lender’s obligations under this Agreement shall remain unchanged and the Lender shall remain solely responsible for the performance of such obligations, (ii) any such participation shall be in an amount of not less than $1,000,000, but the Lender shall not sell any participation that, when taken together with all other participations, if any, sold by the Lender, covers all of the Lender’s rights and obligations under this Agreement, (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement, and the Lender shall not permit any Participant to have any voting rights or any right to control the vote of the Lender with respect to any amendment, modification, waiver, consent or other action hereunder or under any other Credit Document (except as to actions that would (A) reduce or forgive the principal amount of, or rate of interest on, any Loan, or reduce or forgive any fees or other Obligations, (B) extend any date (including the Maturity Date) fixed for the payment of any principal of or interest on any Loan, any fees or any other Obligations, or (C) increase any Commitment of the Lender), and (iv) no Participant shall have any rights under this Agreement or any of the other Credit Documents, each Participant’s rights against the granting Lender in respect of any participation to be those set forth in the participation agreement, and all amounts payable by the Borrower hereunder shall be determined as if the Lender had not granted such participation.

(b)       Nothing in this Agreement shall be construed to prohibit the Lender from pledging or assigning all or any portion of its rights and interest hereunder or under any Note to any

Federal Reserve Bank as security for borrowings therefrom; provided, however, that no such pledge or assignment shall release the Lender from any of its obligations hereunder.

(c)       The Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the Participant or proposed Participant any information relating to Borrower and its Subsidiaries furnished to it by or on behalf of any other party hereto, provided that such Participant or proposed Participant agrees in writing to keep such information confidential to the same extent required of the Lender under Section 9.13.

9.8       No Waiver. The rights and remedies of the Lender expressly set forth in this Agreement and the other Credit Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of the Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default. No course of dealing between any of the Borrower and the Lender or its agents or employees shall be effective to amend, modify or discharge any provision of this Agreement or any other Credit Document or to constitute a waiver of any Default or Event of Default. No notice to or demand upon the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Lender to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

9.9       Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, and all references herein to any party shall be deemed to include its successors and assigns; provided, however, that the Borrower shall not sell, assign or transfer any of its rights, interests, duties or obligations under this Agreement or any other Credit Document without the prior written consent of the Lender.

9.10     Survival. All representations, warranties and agreements made by or on behalf of the Borrower or any of its Subsidiaries in this Agreement and in the other Credit Documents shall survive the execution and delivery hereof or thereof and the making and repayment of the Loans. In addition, notwithstanding anything herein or under applicable law to the contrary, the provisions of this Agreement and the other Credit Documents relating to indemnification or payment of fees, costs and expenses shall survive the payment in full of the Loans, the termination of the Commitment and any termination of this Agreement or any of the other Credit Documents.

9.11     Severability. To the extent any provision of this Agreement is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

9.12     Construction. The headings of the various articles, sections and subsections of this Agreement have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof. Except as otherwise expressly provided herein and in the other Credit Documents, in the event of any inconsistency or conflict between any provision of this Agreement and any provision of any of the other Credit Documents, the provision of this Agreement shall control.

9.13     Confidentiality. The Lender agrees to keep confidential, pursuant to its customary procedures for handling confidential information of a similar nature and in accordance with safe and sound banking practices all nonpublic information provided to it by or on behalf of Borrower or any of its Subsidiaries in connection with this Agreement or any other Credit Document; provided, however, that the Lender may disclose such information (i) to its directors, employees and agents and to its auditors, counsel and other professional advisors, (ii) at the demand or request of any bank regulatory authority, court or other Governmental Authority having or asserting jurisdiction over the Lender, as may be required pursuant to subpoena or other legal process, or otherwise in order to comply with any applicable Requirement of Law, (iii) in connection with any proceeding to enforce its rights hereunder or under any other Credit Document or any other litigation or proceeding related hereto or to which it is a party, (v) to the extent the same has become publicly available other than as a result of a breach of this Agreement and (vi) pursuant to and in accordance with the provisions of Section 9.7.

9.14     Reliance by Lender. The Lender shall be entitled to rely, and shall be fully protected in relying, upon any notice, statement, consent or other communication (including, without limitation, any thereof by telephone, telecopy, telex, telegram or cable) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons.

9.15     Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be andoriginal, but all of which shall together constitute one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Lender and the Borrower of written or telephonic notification of such execution and authorization of delivery thereof.

9.16     Entire Agreement. THIS AGREEMENT AND THE OTHER DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED IN CONNECTION HEREWITH (A) EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES HERETO AND THERETO RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF, AND (B) MAY NOT BE AMENDED, SUPPLEMENTED, CONTRADICTED OR OTHERWISE MODIFIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written

BORROWER: VESTA INSURANCE GROUP, INC., a Delaware corporation
By:	/s/ JOHN W. MCCULLOUGH

Its:	VP– Associate General Counsel

LENDER: FIRST COMMERCIAL BANK, an Alabama banking corporation
By:	/s/ JAMES BRUNSTAD

Its:	Vice President

EXHIBIT A Credit Agreement First Commercial Bank Vesta Insurance Group, Inc. February 1, 2003 / $30,000,000

NOTE

$30,000,000	February 1, 2003 Birmingham, Alabama

FOR VALUE RECEIVED, VESTA INSURANCE GROUP, INC., a Delaware corporation (the “Borrower”), hereby promises to pay to the order of FIRST COMMERCIAL BANK, an Alabama banking corporation (the “Lender”), at the offices of First Commercial Bank located at 800 Shades Creek Parkway, P. O. Box 11746, Birmingham, Alabama 35202-1746 (or at such other place or places as the Lender may designate), at the times and in the manner provided in the Credit Agreement, dated as of February 1, 2003 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among the Borrower and the Lender, the principal sum of up to THIRTY MILLION DOLLARS ($30,000,000), or such lesser amount as may constitute the unpaid principal amount of the Loans made by the Lender, under the terms and conditions of this promissory note (this “Note”) and the Credit Agreement. The defined terms in the Credit Agreement are used herein with the same meaning. The Borrower also unconditionally promises to pay interest on the aggregate unpaid principal amount of this Note at the rates applicable thereto from time to time as provided in the Credit Agreement.

All of the terms, conditions and covenants of the Credit Agreement are expressly made a part of this Note by reference in the same manner and with the same effect as if set forth herein at length, and any holder of this Note is entitled to the benefits of and remedies provided in the Credit Agreement and the other Credit Documents. Reference is made to the Credit Agreement for provisions relating to the interest rate, maturity, payment, prepayment and acceleration of this Note. The Note may be accelerated upon the occurrence of an Event of Default.

In the event of an acceleration of the maturity of this Note, this Note, and all other indebtedness of the Borrower to the Lender under the Credit Agreement, shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Borrower.

In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorneys’ fees.

All Persons bound on this obligation, whether primarily or secondarily liable as principals, sureties, guarantors, endorsers or otherwise, hereby waive to the full extent permitted by law the benefits of all provisions of law for stay or delay of execution or sale of property or other satisfaction of judgment against any of them on account of liability hereon until judgment is obtained and execution issues against any other of them and returned satisfied or until it can be shown that the maker or any other party hereto had no property available for the satisfaction of the debt evidenced by this instrument, or until any other proceedings can be had against any of them, also their right, if any, to require the holder hereof, to hold as security for this Note any collateral deposited by any of said Persons as security. Protest, notice of protest, notice of dishonor, diligence or any other formality are hereby waived by all parties bound hereon.

This Note shall be governed by and construed in accordance with the internal laws and judicial decisions of the State of Alabama. The Borrower hereby submits to the nonexclusive jurisdiction and venue of the federal and state courts located in Jefferson County, Alabama, although the Lender shall not be limited to bringing an action in such courts.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed under seal by its duly authorized corporate officer as of the day and year first above written.

VESTA INSURANCE GROUP, INC.
By:

Its:

EXHIBIT B
Credit Agreement
First Commercial Bank
Vesta Insurance Group, Inc.
February 1, 2003 / $30,000,000

STOCK PLEDGE AGREEMENT

STOCK PLEDGE AGREEMENT (“Pledge Agreement”) made as of this 1st day of February, 2003, by VESTA INSURANCE GROUP, INC., a Delaware corporation (“Pledgor”), in favor of FIRST COMMERCIAL BANK, an Alabama state banking corporation (the “Bank”).

R E C I T A L S:

The Pledgor has requested that Bank make available to it a $30,000,000 revolving credit facility (“Loan”) in accordance with a Credit Agreement of even date herewith between Pledgor and Bank (“Credit Agreement”; all capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Credit Agreement). Pledgor is the legal and beneficial owner of 358,375 shares of the common stock, $.01, par value, of Instant Insurance Holdings, Inc. (“Holdings”) (together with all certificates, options, rights or other distributions issued as an addition to, in substitution or in exchange for, or on account of, any such shares, and all proceeds of all of the foregoing, now or hereafter owned by the Pledgor, the “Pledged Stock”). As one of the conditions of making the Loan, Bank requires that Pledgor pledge the Pledged Stock to Bank and grant Bank a security interest in the Pledged Stock, and Pledgor has agreed to do so.

As an inducement to Bank to make the Loan, the Pledgor agreed to execute this Pledge Agreement and, pursuant hereto, to pledge the Pledged Stock, as defined in this Pledge Agreement, as additional security for the prompt satisfaction of all Obligations.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pledgor, intending to be legally bound hereby, agrees as follows:

ARTICLE I

SECURITY; DIVIDENDS, REGISTRATION; DISPOSITION AND PROCEEDS

Section 1.1. Grant of Security. As security for the prompt payment and performance of the Obligations, the Pledgor hereby pledges to Bank the Pledged Stock and grants to Bank a lien on and security interest therein.

Section 1.2. Realization Upon Default. Upon the occurrence of an Event of Default, Bank may, without demand of performance or other demand, advertisement, or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon the Pledgor or any other person (all of which are, to the extent permitted by law, hereby expressly waived), forthwith realize upon the Pledged Stock or any part thereof, and may forthwith sell or otherwise dispose of and deliver the Pledged Stock, or any part thereof or interest therein, in one or more parcels at public or private sale or sales, at any exchange, broker’s board or at any of Bank’s offices or elsewhere, at such prices and on such terms (including, but without limitation, a requirement that any purchaser of all or any part of the Pledged Stock purchase the shares constituting the Pledged Stock for investment and without any intention to make a distribution thereof) as it may deem best, for cash or on credit, or for future delivery without assumption of any credit risk, with the right to Bank or any purchaser to purchase upon any such sale the whole or any part of the Pledged Stock free of any right or equity of redemption in the Pledgor, which right or equity is hereby expressly waived and released.

Section 1.3. Registration. Upon the sale or transfer of the Pledged Stock described in Section 1.2, the Pledged Stock shall be registered in the name of the transferee and Pledgor hereby covenants and agrees that, upon Bank’s request, the Pledgor will effect such registration. Immediately and without further notice, upon registration in accordance with this Section, the transferee shall have, with respect to the Pledged Stock, the right to exercise all voting rights (if any) as to all of the Pledged Stock, all other corporate rights and all conversion, exchange, subscription or other rights, privileges or options pertaining thereto as if it were the absolute owner thereof, including, without limitation, the right to exchange any or all of the Pledged Stock upon the merger, consolidation, reorganization, recapitalization or other readjustment of the issuer thereof, or upon the exercise by such issuer of any right, privilege, or option pertaining to any of the Pledged Stock, and, in connection therewith, to deliver any of the Pledged Stock to any committee, depository, transfer agent, registrar or other designated agency upon such terms and conditions as it may determine, all without liability except to account for property actually received by it; but Bank shall have no duty to exercise any of the aforesaid rights, privileges or options and shall not be responsible for any failure to do so or delay in so doing.

Section 1.4. Voting Rights. Notwithstanding anything to the contrary contained herein, and provided that no Event of Default exists and Pledgor has received no notice from Bank of the occurrence of an event which, with the expiration of any applicable cure period, would constitute an Event of Default (other than events that have been cured), Pledgor shall retain the right to receive normal cash dividend distributions, all voting rights, and all other rights incident to ownership with respect to its Pledged Stock.

Section 1.5. Additional Security. In the event of a stock split, stock dividend, or other issuance of shares by Holdings made on the basis of the then-current ownership of Holdings stock, there shall be an appropriate adjustment in the number of the Pledged Shares subject to this agreement.

Section 1.6 Application of Proceeds Upon Default. The proceeds of any such disposition or other action by Bank shall be applied as follows:

(a)       First, to the costs and expenses incurred in connection therewith or incidental thereto or to the care or safekeeping of any of the Pledged Stock or in any way relating to the rights of Bank hereunder, including broker’s fees and reasonable attorneys’ fees and legal expenses;

(b)       Second, to the payment and performance of the Obligations, all in such priority as Bank shall elect; and

(c)       Third, to the Pledgor, to the extent of any surplus proceeds.

Section 1.7. Notice of Sale. Bank need not give more than ten (10) days’ notice of the time and place of any public sale or of the time after which a private sale may take place, which notice the Pledgor hereby agrees shall be reasonable.

Section 1.8. Delivery of Stock. The Pledgor agrees to deliver to Bank, simultaneously with the execution hereof, duly executed Stock Assignments and Powers of Attorney (“Assignments”) for all shares of the Pledged Stock owned by the Pledgor, together with such additional Assignments executed in blank as may be requested from time to time by Bank.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PLEDGOR

Section 2.1 Representations and Warranties of Pledgor. The Pledgor represents and warrants that:

(a)       The Pledgor is a corporation duly incorporated, validly existing, and in good standing under the laws of the jurisdiction of the incorporation; has the corporate power and authority to own its assets and to transact its business, and is duly qualified and in good standing under the laws of each jurisdiction in which qualification is required.

(b)      Pledgor is the legal and beneficial owner of all of the Pledged Stock;

(c)       All of the shares of the Pledged Stock have been duly and validly issued, are fully paid and nonassessable, and are owned by the Pledgor free of any pledge, mortgage, hypothecation, lien, charge, encumbrance or security interest in such shares or the proceeds thereof, except for the lien granted hereunder;

(d)      The Pledged Stock constitutes the Pledgor’s entire equity interest in Holdings, and Exhibit “A” represents a true and correct list of the owners of the only other issued and outstanding shares and their respective interests;

(e)       The Pledged Stock is not subject to any shareholder agreements, voting agreements, buy-sell agreements, warrants, or options;

(f)       The execution and delivery of this Pledge Agreement, and the performance of its terms, will not result in any violation of any provision of, or violate or constitute a default under the terms of, any agreement, indenture or other instrument, license, judgment, decree, order, law, statute, ordinance or other governmental rule or regulation, applicable to Pledgor or any property of Pledgor; and

(g)      Upon delivery of the Pledged Stock to Bank or its agent, this Pledge Agreement shall create a valid lien upon and perfected security interest in the Pledged Stock and the proceeds thereof, subject to no prior security interest, lien, charge or encumbrance, or agreement purporting to grant to any third party a security interest in the property or assets of the Pledgor which would include the Pledged Stock.

(h)      No consent of any other person or entity and no authorization, approval, or other action by, and no notice to or filing with, any governmental authority or regulatory body is required; (a) for the perfection or maintenance of the pledge, assignment, and security interest created hereby (including the first priority nature of such pledge, assignment, and security interest); or (b) for the exercise by the Bank of the voting or other rights provided for in this Agreement or the remedies in respect of the Pledged Stock pursuant to this Agreement.

(i)       There are no conditions precedent to the effectiveness of this Agreement that have not been satisfied or waived.

ARTICLE III

COVENANTS OF PLEDGOR

Section 3.1. Covenants of Pledgor. The Pledgor hereby covenants that, until all of the Obligations have been paid and performed in full, it will not sell, convey, or otherwise dispose of any of the Pledged Stock or any interest therein or create, incur, or permit to exist any pledge, mortgage, lien, charge, encumbrance or any security interest whatsoever in or with respect to any of the Pledged Stock or the proceeds thereof, other than that created hereby. In addition, Pledgor hereby covenants that, until all of the Obligations have been paid and performed in full, it will not, without the Bank’s prior written consent, exercise its voting rights under the Pledged Stock to vote to amend the Articles of Incorporation or Bylaws of Holdings in any manner which would materially and adversely affect the rights associated with the Pledged Stock, to issue any additional shares of stock in Holdings if such issuance (a) would not be in exchange for fair value received by Holdings or (b) would result in the Pledged Stock representing less than 67% of the total outstanding shares of Holdings, or to approve any merger or consolidation, or other corporate reorganization of Holdings.

Section 3.2. Defense of Claims. The Pledgor warrants, and will at the Pledgor’s own expense, defend Bank’s right, title, special property and security interest in and to the Pledged Stock against the claims of any person, firm, corporation or other entity.

ARTICLE IV

MISCELLANEOUS

Section 4.1. Notices Respecting Stock. The Pledgor will promptly deliver to Bank all written notices, and will promptly give Bank written notice of any other notices, received by it with respect to Pledged Stock, and Bank will promptly give like notice to the Pledgor of any such notices received by Bank or its nominee.

Section 4.2. Further Assurances. The Pledgor shall at any time, and from time to time, upon the written request of Bank, execute and deliver such further documents and do such further acts and things as Bank may reasonably request to effect the purposes of this Pledge Agreement, including, without limitation, delivering to Bank upon the occurrence of an Event of Default irrevocable proxies with respect to the Pledged Stock in a form satisfactory to Bank. Until receipt of such separate proxies, this Pledge Agreement shall constitute the Pledgor’s proxy to Bank or its nominee to vote all shares of Pledged Stock then registered in the Pledgor’s name.

Section 4.3. Termination. Upon the payment and performance in full of all Obligations and the payment and performance of all additional costs and expenses of Bank as provided herein, this Pledge Agreement shall terminate and Bank shall deliver to the Pledgor, at the Pledgor’s expense, such of the Pledged Stock in possession of Bank as shall not have been sold or otherwise applied pursuant to this Pledge Agreement.

Section 4.4. No Duty of Bank. Beyond the exercise of reasonable care to assure the safe custody of the Pledged Stock while held hereunder, Bank shall have no duty or liability to preserve rights pertaining thereto and shall be relieved of all responsibility for the Pledged Stock upon surrendering it or tendering surrender of it to the Pledgor.

Section 4.5. No Waivers. No course of dealing between the Pledgor and Bank, nor any failure to exercise, nor any delay in exercising, any right, power or privilege of Bank hereunder or otherwise shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 4.6. Cumulative Remedies. The rights and remedies provided herein and in all other agreements, instruments, and documents delivered pursuant hereto, are cumulative and are in addition to the and not exclusive of any rights or remedies provided by law, including, but without limitation, the rights and remedies of a secured party under the Uniform Commercial Code.

Section 4.7. Severability. The provisions of this Pledge Agreement are severable, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision or part thereof in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction or any other clause or provision in this Pledge Agreement in any jurisdiction.

Section 4.8. Notices Under Agreement. Any notice, demand or correspondence required or permitted to be sent or delivered hereunder shall be sent by hand delivery or registered or certified mail, return receipt requested, and shall be deemed given (1) on the date of receipt, if hand-delivered, or (2) 2 days after being mailed by registered or certified mail, return receipt requested, to the parties at the following addresses (or at such other address for a party as shall be specified by a like notice):

If to Pledgor:	Vesta Insurance Group, Inc. 3670 River Run Drive Birmingham, Alabama 35243 ATTENTION: Norman W. Gayle, III

If to Bank:	First Commercial Bank 800 Shades Creek Parkway Birmingham, Alabama 35209 ATTENTION: James W. Brunstad

Section 4.9. Successors and Assigns. This Pledge Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

Section 4.10. Governing Law. This Pledge Agreement shall be construed in accordance with the substantive law of the United States and the State of Alabama without regard to principles of conflicts of law, except to the extent that the application of the law of another jurisdiction is required to give effect to or to make enforceable any of the provisions hereof.

IN WITNESS WHEREOF, Pledgor has caused this Pledge Agreement to be executed by its duly authorized officer as of the date first above written.

VESTA INSURANCE GROUP, INC., a Delaware corporation
By:

Its

EXHIBIT “A”

Attached to and forming a part of that certain Stock Pledge Agreement dated as of February 1, 2003, by Vesta Insurance Group, Inc., as Grantor, to First Commercial Bank.

Class	Cert. Nos.	No. of Shares	Issued To	Percentage of Outstanding
Common
	38	92,958	Vesta Insurance Group, Inc.
	47	98,817	Vesta Insurance Group, Inc.
	49	80,000	Vesta Insurance Group, Inc.
	50	86,600	Vesta Insurance Group, Inc.
		358,375		71.26%

	39	88,940	Vesta Fire Insurance Corp.	17.68%
	40	25,000	The Shelby Insurance Co.	4.97%
	41	20,000	Shelby Casualty Insurance Co.	3.97%
	42	5,000	The Hawaiian Insurance and Guaranty Company, Ltd.	0.99%
	43	3,588	E. B. Lyon, III	0.71%
	44	2,000	Tom Mangold	0.39%
		502,903		100.00%

EXHIBIT C
Credit Agreement
First Commercial Bank
Vesta Insurance Group, Inc.
February 1, 2003 / $30,000,000

NOTICE OF BORROWING

First Commercial Bank
800 Shades Creek Parkway
P. O. Box 11746
Birmingham, Alabama 35202-1746

Ladies and Gentlemen:

The undersigned, Vesta Insurance Group, Inc. (the “Borrower”), refers to the Credit Agreement, dated as of February 1, 2003, between the Borrower and you (the “Lender”) (as amended, modified or supplemented from time to time, the “Credit Agreement”, the terms defined there in being used herein as therein defined), and, pursuant to Section 2.2(a) of the Credit Agreement, hereby gives you irrevocable notice that the Borrower requests under the Credit Agreement, and to that end sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.2(a) of the Credit Agreement:

The aggregate principal amount of the Proposed Borrowing is $_______________.

The Proposed Borrowing is requested to be made on ________________ (the “Borrowing Date”).

The Borrower hereby certifies that the following statements are true on and as of the date hereof and will be true on and as of the Borrowing Date:

(A)      Each of the representations and warranties contained in Article IV of the Credit Agreement and in the other Credit Documents is and will be true and correct on and as of each such date, with the same effect as if made on and as of each such date, both immediately before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct as of such date);

(B)      No Default or Event of Default has occurred and is continuing or would result from the Proposed Borrowing or from the application of the proceeds therefrom; and

(C)      After giving effect to the Proposed Borrowing, the aggregate principal amount of Loans outstanding will not exceed the Commitment.

Very truly yours,
VESTA INSURANCE GROUP, INC.
By:

Title:

EXHIBIT D-1
Credit Agreement
First Commercial Bank
Vesta Insurance Group, Inc.
February 1, 2003 / $30,000,000

FORM OF
COMPLIANCE CERTIFICATE

(GAAP Financial Statements)

THIS CERTIFICATE is given pursuant to Section 5.3(a) of the Credit Agreement, dated as of February 1, 2003 (as amended, modified or supplemented from time to time, the “Credit Agreement”, (the terms defined therein being used herein as therein defined), between Vesta Insurance Group, Inc. (the “Borrower”) and First Commercial Bank.

The undersigned hereby certifies that:

1.     He is the duly elected [Chief Financial Officer] [Vice President-Finance] [Treasurer] of the Borrower1

2.     Enclosed with this Certificate are copies of the financial statements of the Borrower and its Subsidiaries as of _______________, and for the [_____-month period] [year] then ended, required to be delivered under Section [5.1(a)] [5.1(b)] of the Credit Agreement. Such financial statements have been prepared in accordance with Generally Accepted Accounting Principles [subject to the absence of notes required by Generally Accepted Accounting principles and subject to normal year-end audit adjustments]1 and fairly present the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of the date indicated and the results of operation of the Borrower and its Subsidiaries on a consolidated basis for the period covered thereby.

3.     The undersigned has reviewed the terms of the Credit Agreement and has made, or caused to be made under the supervision of the undersigned, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by such financial statements.

4.     The examination described in paragraph 3 above did not disclose, and the undersigned has no knowledge of the existence of, any Default or Event of Default during or at the end of the

______________

       1    Insert applicable bracketed language throughout the certificate.

       2    Insert in the case of quaterly financial statements.

accounting period covered by such financial statements or as of the date of this Certificate. [, except as set forth below.

Describe here or in a separate attachment any exceptions to paragraph 4 above by listing, in reasonable detail, the nature of the Default or Event of Default, the period during which it existed and the action that the Borrower has taken or proposes to take with respect thereto.]

5.     Attached to this Certificate as Attachment A is a covenant compliance worksheet reflecting the computation of the financial statements set forth in Sections 6.1, 6.2, 6.4 and 6.5 of the Credit Agreement as of the last day of the period covered by the financial statements enclosed herewith.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the _______ day of _______________, _______.

VESTA INSURANCE GROUP, INC.
By:

Name:

Title:

EXHIBIT D-2
Credit Agreement
First Commercial Bank
Vesta Insurance Group, Inc.
February 1, 2003 / $30,000,000

FORM OF
COMPLIANCE CERTIFICATE

(Statutory Financial Statements)

THIS CERTIFICATE is given pursuant to Section 5.3(a) of the Credit Agreement, dated as of February 1, 2003 (as amended, modified or supplemented from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), between Vesta Insurance Group, Inc. (the “Borrower”) and First Commercial Bank.

The undersigned hereby certifies that:

1.     He is the duly elected [Chief Financial Officer] [Vice President-Finance] [Treasurer] of the Borrower1

2.     Enclosed with this Certificate are copies of the financial statements of the Borrower and its Subsidiaries as of _______________, and for the [_____-month period] [year] then ended, required to be delivered under Section [5.2(a)] [5.2(b)] of the Credit Agreement. Such financial statements have been prepared in accordance with Statutory Accounting Principles and fairly present the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of the date indicated and the results of operation of the Borrower and its Subsidiaries on a consolidated basis for the period covered thereby.

3.     Attached to this Certificate as Attachment A is a covenant compliance worksheet reflecting the computation of the financial statements set forth in Section 6.6 of the Credit Agreement as of the last day of the period covered by the financial statements enclosed herewith.

[SIGNATURES ON FOLLOWING PAGE]

______________

       3    Insert applicable bracketed language throughout the Certificate.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate as of the _______ day of _______________, _______.

VESTA INSURANCE GROUP, INC.
By:

Name:

Title: